As filed with the Securities and Exchange Commission on June 11, 2012

Registration No. 333-180906

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

LNB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio	6022	34-1406303
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

457 Broadway

Lorain, Ohio 44052-1769

(440) 244-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Daniel E. Klimas

President and Chief Executive Officer

LNB Bancorp, Inc.

457 Broadway

Lorain, Ohio 44052-1769

(440) 244-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

John J. Jenkins

Kristofer K. Spreen

Calfee, Halter & Griswold LLP

The Calfee Building

1405 East Sixth Street

Cleveland, Ohio 44114-1607

Telephone: (216) 622-8200

Facsimile: (216) 241-0816

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. Neither we nor the selling shareholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 11, 2012

PROSPECTUS SUPPLEMENT

(To Prospectus Dated                     , 2012)

25,223 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B

Liquidation Preference Amount $1,000 Per Share

This prospectus supplement relates to the offer and sale of 25,223 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, no par value per share (the “Preferred Shares”), liquidation preference amount $1,000 per share, by the United States Department of the Treasury (“Treasury”). We issued the Preferred Shares to Treasury on December 12, 2008 as part of Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “CPP”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury.

Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15. The initial dividend rate is 5% per annum through February 14, 2014, and will increase to 9% per annum on and after February 15, 2014 if not otherwise redeemed earlier for cash by us. Since issuing the Preferred Shares, we have declared and paid all accrued dividends on the Preferred Shares to the date of this prospectus supplement. We may not pay dividends on the Preferred Shares without prior regulatory approval. We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for cash, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption.

The Preferred Shares will not be listed for trading on any stock exchange or available for quotation on any national quotation system.

The public offering price and the allocation of the Preferred Shares in this offering will be determined by an auction process. During the auction period, potential bidders will be able to place bids to purchase Preferred Shares at any price at or above the minimum bid price of $744.50 per share (such bid price to be in increments of $0.01). The minimum size for any bid will be one Preferred Share. After the auction closes, if Treasury decides to sell any of the offered Preferred Shares, then the underwriters will agree to purchase such Preferred Shares in a firm commitment underwriting and the public offering price of such Preferred Shares will equal the clearing price plus accrued dividends thereon. If bids are received for 100% or more of the offered Preferred Shares, the clearing price will be equal to the highest price at which all of the offered Preferred Shares can be sold in the auction. If bids are received for 100% or more of the offered Preferred Shares, and Treasury elects to sell any Preferred Shares in the auction, Treasury must sell all of the offered Preferred Shares at the clearing price. If bids are received for at least half, but less than all, of the offered Preferred Shares, then the clearing price will be equal to the minimum bid price of $744.50 per share, and Treasury may (but is not required to) sell, at the public offering price, the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold. In certain cases, the bids of bidders may be pro-rated. If bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering. Even if bids are received for at least half of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares or, in the case where bids are received for at least half, but less than all, of the offered Preferred Shares, may decide to sell a portion (but not less than half) of the offered Preferred Shares in the auction process. The method for submitting bids and a more detailed description of this auction process are described in “Auction Process” beginning on page S-32 of this prospectus supplement.

Investing in the Preferred Shares involves risks. You should read the “Risk Factors” section beginning on page S-9 of this prospectus supplement and page 5 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2011 before making a decision to invest in the Preferred Shares.

	Per Share	Total
Public offering price(1)	$	$
Underwriting discounts and commissions to be paid by Treasury(2)	$	$
Proceeds to Treasury(1)	$	$

(1)	Plus accrued dividends from and including May 15, 2012.
(2)	Treasury has agreed to pay all underwriting discounts and commissions and transfer taxes. We have agreed to pay all transaction fees, if any, applicable to the sale of the Preferred Shares and certain fees and disbursements of counsel for Treasury incurred in connection with this offering.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Preferred Shares are not savings accounts, deposits or other obligations of any bank, thrift or other depositary institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The underwriters expect to deliver the Preferred Shares in book-entry form through the facilities of The Depository Trust Company and its participants against payment on or about                     , 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Sandler O’Neill + Partners, L.P.

Co-Managers

CL King & Associates	Guzman & Company	Mischler Financial Group, Inc.

The date of this prospectus supplement is                     , 2012.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement, the accompanying prospectus and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make a decision to invest in the Preferred Shares. In particular, you should review the information under the heading “Risk Factors” set forth on page S-9 of this prospectus supplement, the information set forth under the heading “Risk Factors” set forth on page 5 in the accompanying prospectus and the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. Neither we nor Treasury nor the underwriters are making an offer to sell the Preferred Shares in any manner in which, or in any jurisdiction where, the offer or sale thereof is not permitted. We have not authorized any person to provide you with different or additional information. If any person provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects may have changed since any such date.

In this prospectus supplement, we frequently use the terms “we,” “our,” “us” and the “Company” to refer to LNB Bancorp, Inc. and its subsidiaries, unless the context indicates otherwise. References to the “Bank” or “our subsidiary bank” refer to The Lorain National Bank, a wholly owned subsidiary of LNB Bancorp, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, and the documents incorporated by reference into them, contain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include but are not limited to:

•

a worsening of economic conditions or slowing of any economic recovery, which could negatively impact, among other things, business activity and consumer spending and could lead to a lack of liquidity in the credit markets;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	increases in interest rates or further weakening of economic conditions that could constrain borrowers’ ability to repay outstanding loans or diminish the value of the collateral securing those loans;

•

market conditions or other events that could negatively affect the level or cost of funding, affecting the Company’s ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth, and new business transactions at a reasonable cost, in a timely manner and without adverse consequences;

•

changes in political conditions or the legislative or regulatory environment, including new or heightened legal standards and regulatory requirements, practices or expectations, which may impede profitability or affect the Company’s financial condition (such as, for example, the Dodd-Frank Act and rules and regulations that have been or may be promulgated under the Dodd-Frank Act);

•

persisting volatility and limited credit availability in the financial markets, particularly if market conditions limit the Company’s ability to raise funding to the extent required by banking regulators or otherwise;

S-i

•	significant increases in competitive pressure in the banking and financial services industries, particularly in the geographic or business areas in which the Company conducts its operations;

•

limitations on the Company’s ability to return capital to shareholders, including the ability to pay dividends, and the dilution of the Company’s common shares that may result from, among other things, the terms of the TARP Capital Purchase Program (“CPP”), pursuant to which the Company issued securities to Treasury;

•	adverse effects on the Company’s ability to engage in routine funding transactions as a result of the actions and commercial soundness of other financial institutions;

•

general economic conditions becoming less favorable than expected, continued disruption in the housing markets and/or asset price deterioration, which have had and may continue to have a negative effect on the valuation of certain asset categories represented on the Company’s balance sheet;

•	increases in deposit insurance premiums or assessments imposed on the Company by the Federal Deposit Insurance Corporation (the “FDIC”);

•	a failure of the Company’s operating systems or infrastructure, or those of its third-party vendors, that could disrupt its business;

•	risks that are not effectively identified or mitigated by the Company’s risk management framework; and

•

difficulty attracting and/or retaining key executives and/or relationship managers at compensation levels necessary to maintain a competitive market position; as well as the risks and uncertainties described from time to time in the Company’s reports as filed with the SEC.

The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.4lnb.com. However, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus. Written requests for copies of the documents we file with the SEC should be directed to LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052, Attention: Gary J. Elek, Chief Financial Officer, telephone: (440) 244-6000.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-1 that may be obtained as described above. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

S-ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents (other than information “furnished” rather than “filed” in accordance with SEC rules):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	the Company’s Current Report on Form 8-K filed on May 3, 2012; and

•	the Company’s Definitive Proxy Statement related to its 2012 annual meeting of shareholders, as filed with the SEC on March 13, 2012.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus supplement or the accompanying prospectus. Requests should be directed to: LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052, Attention: Gary J. Elek, Chief Financial Officer, telephone: (440) 244-6000.

S-iii

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision to purchase the Preferred Shares. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before deciding whether to invest in the Preferred Shares. You should carefully consider the sections entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein to determine whether an investment in the Preferred Shares is appropriate for you.

The Company

We are a diversified banking services company headquartered in Lorain, Ohio and organized as a bank holding company under the Bank Holding Company Act of 1956, as amended. We engage in lending and depository services, investment services, and other traditional banking services offered through our wholly-owned subsidiary, The Lorain National Bank. The primary business of the Bank is providing personal, mortgage and commercial banking products, along with investment management and trust services. The Lorain National Bank operates through 20 retail-banking locations and 29 automated teller machines (“ATMs”) in Lorain, Erie, Cuyahoga and Summit counties in the Ohio communities of Lorain, Elyria, Amherst, Avon, Avon Lake, LaGrange, North Ridgeville, Oberlin, Olmsted Township, Vermilion, Westlake and Hudson, as well as a business development office in Cuyahoga County. The Company’s management team (“Management”) believes that the Bank is well positioned to compete successfully in its market area. Management believes that the commitment of the Bank to provide quality personal service and its local community involvement give the Bank a competitive advantage over other financial institutions operating in its markets.

Our principal office is located at 457 Broadway, Lorain, Ohio 44052. Our telephone number is (440) 244-6000. Our website address is www.4lnb.com. However, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2011. For instructions on how to find copies of these documents, see “Where You Can Find More Information” in this prospectus supplement.

The Offering

The following summary contains basic information about the Preferred Shares and the auction process and is not intended to be complete and does not contain all the information that is important to you. For a more complete understanding of the Preferred Shares and the auction process, you should read the sections of this prospectus supplement entitled “Description of Preferred Shares” and “Auction Process” and any similar sections in the accompanying prospectus.

Issuer	LNB Bancorp, Inc.

Preferred Shares Offered by Treasury	25,223 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, no par value per share. The number of Preferred Shares to be sold will depend on the number of bids received in the auction described below and whether Treasury decides to sell any Preferred Shares in the auction process. See the section entitled “Auction Process” in this prospectus supplement.

Liquidation Preference	If we liquidate, dissolve or wind up (collectively, a “liquidation”), holders of the Preferred Shares will have the right to receive $1,000 per share, plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to, but not including, the date of payment, before any payments are made to holders of our common stock or any other capital stock that ranks, by its terms, junior as to rights upon liquidation to the Preferred Shares.

Dividends	Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15. The initial dividend rate is 5% per annum through February 14, 2014, and will increase to 9% per annum on and after February 15, 2014 if not otherwise redeemed earlier for cash by us. Holders of Preferred Shares sold by Treasury in the auction, if any, that are record holders on the record date for the August 15, 2012 dividend payment date will be entitled to any declared dividends payable on such date. We may not pay dividends on the Preferred Shares without prior regulatory approval.

Maturity	The Preferred Shares have no maturity date.

Rank	The Preferred Shares rank (i) senior to common stock or any other capital stock that ranks, by its terms, junior as to dividend rights and/or rights upon liquidation to the Preferred Shares (collectively, the “Junior Stock”), (ii) equally with any shares of our capital stock whose terms do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or rights upon liquidation (collectively, the “Parity Stock”) and (iii) junior to all of our existing and future indebtedness and any future senior securities, in each case as to dividend rights and/or rights upon liquidation.

Priority of Dividends

So long as the Preferred Shares remain outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

Redemption	We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption. We have not applied for such regulatory approval and have no present intention to redeem any of the Preferred Shares in the near future or before February 15, 2014. However, we do intend to continue to assess potential alternatives with respect to redeeming the Preferred Shares, based on our consideration of, among other things, our anticipated capital requirements, projected dividend capacity from the Bank, the availability and attractiveness of alternative sources of capital, our risk profile, our earnings performance and asset quality trends and input from our regulators.

Voting Rights	Holders of the Preferred Shares generally have no voting rights. However, if we do not pay dividends on the Preferred Shares for six or more quarterly periods, whether or not consecutive, the holders of the Preferred Shares, voting as a single class with the holders of any other Parity Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on our board of directors until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) on the Preferred Shares are paid in full. Other than compliance with the advance notice provisions of our code of regulations, as described in “Description of Preferred Shares — Voting Rights” in this prospectus supplement, there is no limit on the number of nominations and the two candidates receiving the greatest number of votes from the holders of the Preferred Shares would be elected as the two new directors.

In addition, the affirmative vote of the holders of at least 66-2/3% of the outstanding Preferred Shares is required for us to authorize, create or increase the authorized number of shares of our capital stock ranking, as to dividends or amounts payable upon liquidation, senior to the Preferred Shares, to amend, alter or repeal any provision of our charter or the Certificate of Designations for the Preferred Shares in a manner that adversely affects the rights of the holders of the Preferred Shares or to consummate a binding share exchange or reclassification of the Preferred Shares or a merger or consolidation of us with another entity unless (x) the Preferred Shares remain outstanding or are converted into or exchanged for preference shares of the surviving entity or its ultimate parent and (y) the Preferred Shares remain outstanding or such preference shares have such terms that are not materially less favorable, taken as a whole, than the rights of the Preferred Shares immediately prior to such transaction, taken as a whole.

Auction Process	The public offering price and the allocation of the Preferred Shares in this offering will be determined through an auction process conducted by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., the joint book-running managers in this offering, in their capacity as the auction agents. The auction process will entail a modified “Dutch auction” mechanic in which bids may be submitted through the auction agents or one of the other brokers that is a member of the broker network, which are collectively referred to in this prospectus supplement as the “network brokers,” established in connection with the auction process. Each broker will make suitability determinations with respect to its own customers wishing to participate in the auction process. The auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process. We encourage you to discuss any questions regarding the bidding process and suitability determinations applicable to your bids with your broker. We do not intend to submit any bids in the auction. For more information about the auction process, see “Auction Process” in this prospectus supplement.

Minimum Bid Size and Price Increments	This offering is being conducted using an auction process in which prospective purchasers are required to bid for the Preferred Shares. During the auction period, bids may be placed for Preferred Shares at any price at or above the minimum bid price of $744.50 per share (such bid price to be in increments of $0.01) with a minimum bid size of one Preferred Share. See “Auction Process” in this prospectus supplement.

Bid Submission Deadline	The auction will commence at 8:30 a.m., New York City time, on the date specified by the auction agents in a press release issued prior to the opening of the equity markets on such day, and will close at 6:30 p.m., New York City time, on the second business day immediately thereafter, which is referred to as the “submission deadline.”

Irrevocability of Bids	Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit bids that are accepted by Treasury will be obligated to purchase the Preferred Shares allocated to them. The auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws; however, the auction agents, in their sole discretion, may require that bidders confirm their bids before the auction process closes. See “Auction Process” in this prospectus supplement.

Clearing Price	The price at which the Preferred Shares will be sold to the public will be the clearing price plus accrued dividends thereon. The clearing price will be determined as follows:
•

If valid, irrevocable bids are received for 100% or more of the offered Preferred Shares at the submission deadline, the clearing price will be equal to the highest price at which all of the offered Preferred Shares can be sold in the auction;

•

If valid, irrevocable bids are received for at least half, but less than all, of the offered Preferred Shares at the time of the submission deadline, the clearing price will be equal to the minimum bid price of $744.50 per share.

Even if bids are received for at least half of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares in the auction process or, in the case where bids are received for at least half, but less than all, of the Preferred Shares, may decide only to sell a portion (but not less than half) of the offered Preferred Shares in the auction process. If Treasury decides to sell Preferred Shares in the auction, after Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents and each network broker that has submitted a successful bid will notify successful bidders that the auction has closed and that their bids have been accepted by Treasury (subject, in some cases, to pro-ration, as described below). The clearing price and number of Preferred Shares to be sold are also expected to be announced by press release on the business day following the end of the auction. See “Auction Process” in this prospectus supplement.

Number of Preferred Shares to be Sold	If bids are received for 100% or more of the offered Preferred Shares, Treasury must sell all of the offered Preferred Shares if it chooses to sell any Preferred Shares. If bids are received for at least half, but less than all, of the offered Preferred Shares, then Treasury may, but is not required to, sell at the minimum bid price in the auction (which will be deemed to be the clearing price) the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold. If bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering. Even if bids are received for at least half of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares or, in the case where bids are received for at least half, but less than all, of the offered Preferred Shares, may decide only to sell a portion (but not less than half) of the offered Preferred Shares in the auction process. If Treasury elects to sell any Preferred Shares in the auction, Treasury must sell those shares at the clearing price plus accrued dividends thereon. In no event will Treasury sell more Preferred Shares than the number of Preferred Shares for which there are bids. See “Auction Process” in this prospectus supplement.

Allocation; Pro-Ration	If bids for 100% or more of the offered Preferred Shares are received and Treasury elects to sell Preferred Shares in the offering, then any accepted bids submitted in the auction above the clearing price will receive allocations in full, while any accepted bids submitted at the clearing price may experience pro-rata allocation. If bids for at least half, but less than all, of the offered Preferred Shares are received, and Treasury chooses to sell fewer Preferred Shares than the number of Preferred Shares for which bids were received, then all bids will experience equal pro-rata allocation. See “Auction Process” in this prospectus supplement.

Use of Proceeds	We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. See “Use of Proceeds.”

Listing	The Preferred Shares will not be listed for trading on any stock exchange nor will they be available for quotation on any national quotation system.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before making a decision to invest in the Preferred Shares.

Auction Agents	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P.

Network Brokers	See page S-33 for a list of brokers participating as network brokers in the auction process.

Summary Consolidated Financial Data

The following table shows summarized historical consolidated financial data for the Company. The table is unaudited. The information in the table is derived from the Company’s historical consolidated financial statements, which were audited in the case of financial statements for 2007, 2008, 2009, 2010 and 2011. This information is only a summary. You should read it in conjunction with the consolidated financial statements, related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and in our Annual Report on Form 10-K for the year ended December 31, 2011, and the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Dollars in thousands except share and per share amounts and ratios)
Operating Data:
Total interest income	$11,677	$12,335	$49,349	$51,372	$57,647	$58,328	$58,762
Total interest expense	2,022	2,721	10,108	12,764	19,925	26,189	29,092

Net interest income	9,655	9,614	39,241	38,608	37,722	32,139	29,670
Provision for loan losses	1,900	2,100	10,353	10,225	19,017	6,809	2,255
Other income	2,580	2,478	9,987	10,290	10,180	11,213	10,362
Net gain on sale of assets	295	593	1,428	1,277	1,776	1,246	1,137
Gain on extinguishment of debt	—	—	—	2,210	—	—	—
Other expenses	8,544	9,189	34,144	35,569	35,330	34,281	31,751

Income (loss) before income taxes	2,086	1,396	6,159	6,591	(4,669)	3,508	7,163
Income tax (benefit)	581	266	1,156	1,226	(2,668)	112	1,651

Net income (loss)	1,505	1,130	5,003	5,365	(2,001)	3,396	5,512
Preferred stock dividend and accretion	319	319	1,276	1,276	1,256	91	—

Net income (loss) available to common shareholders	$1,186	$811	$3,727	$4,089	$(3,257)	$3,305	$5,512

Cash dividend declared	$79	$79	$315	$304	$1,459	$3,940	$5,097

Per Common Share Data:(1)
Basic earnings (loss)	$0.15	$0.10	$0.47	$0.55	$(0.45)	$0.45	$0.79
Diluted earnings (loss)	0.15	0.10	0.47	0.55	(0.45)	0.45	0.79
Cash dividend declared	0.01	0.01	0.04	0.04	0.20	0.54	0.72
Book value per share	$11.19	$10.77	$11.18	$10.75	$10.84	$11.24	$11.33
Selected Financial Ratios:
Return (loss) on average assets	0.51%	0.39%	0.43%	0.46%	(0.17)%	0.31%	0.58%
Return (loss) on average common equity	5.30	4.16	4.47	4.97	(1.86)	4.09	7.06
Net interest margin (FTE)(2)	3.61	3.63	3.67	3.60	3.39	3.23	3.39
Efficiency ratio	67.38	71.73	66.69	70.18	70.37	76.12	76.41
Period end loans to period end deposits	84.85	80.97	85.07	83.04	82.68	87.23	87.94
Dividend payout	6.68	10.00	8.46	7.28	n/a	120.00	91.14
Average shareholders’ equity to average assets	9.70	9.48	9.58	9.32	8.99	7.67	8.15
Net charge-offs to average loans	0.87	0.46	1.14	1.62	1.46	0.38	0.41
Allowance for loan losses to period end total loans	1.98	2.14	2.02	1.99	2.34	1.45	1.04
Nonperforming loans to period end total loans	4.28	4.66	4.09	5.15	4.84	2.44	1.44
Allowance for loan losses to nonperforming loans	46.42	45.80	49.50	38.57	48.39	59.47	72.20

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Dollars in thousands except share and per share amounts and ratios)
Selected Balance Sheet Data:
Cash and cash equivalents	$44,112	$64,741	$40,647	$48,220	$26,933	$36,923	$23,523
Securities and interest-bearing deposits	231,851	235,563	226,012	222,073	255,841	234,665	212,694
Restricted stock	5,741	5,741	5,741	5,741	4,985	4,884	4,704
Loans held for sale	4,462	5,261	3,448	5,105	3,783	3,580	4,724
Gross loans	862,220	810,629	843,088	812,579	803,197	803,551	753,598
Allowance for loan losses	17,115	17,315	17,063	16,136	18,792	11,652	7,820
Net loans	845,105	793,314	826,025	796,443	784,405	791,899	745,778
Other assets	67,823	70,758	66,549	74,955	73,562	64,184	65,222
Total assets	1,199,094	1,175,378	1,168,422	1,152,537	1,149,509	1,136,135	1,056,645
Total deposits	1,016,166	1,001,099	991,080	978,526	971,433	921,175	856,941
Other borrowings	64,628	59,318	58,962	59,671	64,582	96,905	106,932
Other liabilities	4,239	4,912	5,106	4,876	9,353	10,996	10,119
Total liabilities	1,085,033	1,065,329	1,055,148	1,043,073	1,045,368	1,029,076	973,992
Total shareholders’ equity	114,061	110,049	113,274	109,464	104,141	107,059	82,653
Total liabilities and shareholders’ equity	$1,199,094	$1,175,378	$1,168,422	$1,152,537	$1,149,509	$1,136,135	$1,056,645

(1)	Basic and diluted earnings (loss) per share are computed using the weighted-average number of shares outstanding during each year.
(2)	Tax exempt income was converted to a fully taxable equivalent basis at a 34% statutory Federal income tax rate in 2007, 2008, 2009, 2010 and 2011.

RISK FACTORS

An investment in our Preferred Shares is subject to risks inherent in our business, risks relating to the structure of the Preferred Shares and risks relating to the auction process being conducted as part of this offering. The material risks and uncertainties that management believes affect your investment in the Preferred Shares are described below and in the sections entitled “Risk Factors” in the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference herein. Before making an investment decision, you should carefully consider the risks and uncertainties described below and in the accompanying prospectus and information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks or uncertainties are realized, our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects, as well as our ability to pay dividends on the Preferred Shares, could be materially and adversely affected and the market price of the Preferred Shares could decline significantly and you could lose some or all of your investment. We refer to any affect contemplated in the preceding sentence, collectively, as a “material adverse affect on us,” or comparable text.

Risk Factors Related to our Business

Economic trends have adversely affected our industry and business and may continue to do so.

Difficult economic conditions, particularly in 2009, 2010 and into 2011, led to dramatic declines in the housing market that resulted in decreasing home prices and increasing delinquencies and foreclosures negatively impacted the credit performance of mortgage and construction loans and resulted in significant write-downs of assets by many financial institutions. In addition, the values of real estate collateral supporting many loans have declined and may continue to decline. These general economic trends, the reduced availability of commercial credit and relatively high rates of unemployment have all negatively impacted the credit performance of commercial and consumer credit and resulted in additional write-downs. Concerns over the stability of the financial markets and the economy resulted in decreased lending by financial institutions to their customers and to each other. This market turmoil and tightening of credit has led to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets have adversely affected our business, financial condition, results of operations and share price and may continue to do so. Also, our ability to assess the creditworthiness of customers and to estimate the losses inherent in its credit exposure is made more complex by these difficult market and economic conditions. Business activity across a wide range of industries and regions remains slow to recover and local governments and many companies continue to be in difficulty due to the lack of consumer spending and the lack of liquidity in the credit markets. Any worsening of current conditions or slowing of any economic recovery would have an adverse effect on us, our customers and the other financial institutions in our market. As a result, we may experience increases in foreclosures, delinquencies and customer bankruptcies.

Changes in interest rates could adversely affect our earnings and financial condition.

Our earnings and cash flows depend substantially upon our net interest income. Net interest income is the difference between interest income earned on interest-earnings assets, such as loans and investment securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are sensitive to many factors that are beyond our control, including general economic conditions, competition and policies of various governmental and regulatory agencies and, in particular, the policies of the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and investment securities and the amount of interest we pay on deposits and borrowings, but such changes could also affect: (1) our ability to originate loans and obtain deposits; (2) the fair value of our financial assets and liabilities, including our securities portfolio; and (3) the average duration of our interest-earning assets. This also includes the risk that interest-earning assets may be more responsive to changes in interest rates than interest-bearing liabilities, or vice versa (repricing risk), the risk that the individual interest rates or rates indices underlying various interest-earning assets and interest-bearing liabilities may not change in the same degree over a given time period (basis risk), and the risk of changing interest rate relationships across the spectrum of interest-earning asset and interest-bearing liability maturities (yield curve risk), including a prolonged flat or inverted yield curve environment. Any substantial, unexpected, prolonged change in market interest rates could have a material adverse affect on our financial condition and results of operations.

Our allowance for loan losses may not be adequate to cover actual future losses.

We maintain an allowance for loan losses to cover probable and incurred loan losses. Every loan we make carries a certain risk of non-repayment, and we make various assumptions and judgments about the collectibility of our loan portfolio including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. Through a periodic review and consideration of the loan portfolio, Management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of customers relative to their financial obligations to us. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed current estimates. We cannot fully predict the amount or timing of losses or whether the loss allowance will be adequate in the future. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to the allowance. Excessive loan losses and significant additions to our allowance for loan losses could have a material adverse impact on our financial condition and results of operations.

Changes in economic and political conditions could adversely affect our earnings.

Our success depends, to a certain extent, upon economic and political conditions, local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, changes in interest rates, money supply and other factors beyond our control may adversely affect our asset quality, deposit levels and loan demand and, therefore, our earnings. Because we have a significant amount of real estate loans, additional decreases in real estate values could adversely affect the value of property used as collateral and our ability to sell the collateral upon foreclosure. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings. If during a period of reduced real estate values we are required to liquidate the collateral securing a loan to satisfy the debt or to increase our allowance for loan losses, it could materially reduce our profitability and adversely affect our financial condition. The substantial majority of our loans are to individuals and businesses in Ohio. Consequently, further significant declines in the economy in Ohio could have a materially adverse effect on our financial condition and results of operations. It is uncertain when the negative credit trends in our markets will reverse and, therefore, future earnings are susceptible to further declining credit conditions in the markets in which we operate.

Certain industries, including the financial services industry, are disproportionately affected by certain economic indicators such as unemployment and real estate asset values. Should the improvement of these economic indicators lag the improvement of the overall economy, we could be adversely affected.

Should the stabilization of the U.S. economy lead to a general economic recovery, the improvement of certain economic indicators, such as unemployment and real estate asset values and rents, may nevertheless continue to lag behind the overall economy. These economic indicators typically affect certain industries, such as real estate and financial services, more significantly. Furthermore, financial services companies with a substantial lending business are dependent upon the ability of their borrowers to make debt service payments on loans. Should unemployment or real estate asset values fail to recover for an extended period of time, our results of operations could be negatively affected.

Strong competition may reduce our ability to generate loans and deposits in our market.

We compete in a consolidating industry. Increasingly, our competition is large regional companies which have the capital resources to substantially impact such things as loan and deposit pricing, delivery channels and products. This may allow those companies to offer what may be perceived in the market as better products and better convenience relative to smaller competitors like us, which could impact our ability to grow our assets and earnings.

Our earnings and reputation may be adversely affected if credit risk is not properly managed.

Originating and underwriting loans is critical to our success. This activity exposes us to credit risk, which is the risk of losing principal and interest income because the borrower cannot repay the loan in full. We depend on collateral in underwriting loans, and the value of this collateral is impacted by interest rates and economic conditions.

Our earnings may be adversely affected if Management does not understand and properly manage loan concentrations. Our commercial loan portfolio is concentrated in commercial real estate. This includes significant commercial and residential development customers. This means that our credit risk profile is dependent upon, not only the general economic conditions in the market, but also the health of the local real estate market. Certain of these loans are not fully amortized over the loan period, but have a balloon payment due at maturity. The borrower’s ability to make a balloon payment typically will depend on being able to refinance the loan or to sell the underlying collateral. This factor, combined with others, including our geographic concentration, can lead to unexpected credit deterioration and higher provisions for loan losses.

We are subject to liquidity risk.

Market conditions or other events could negatively affect the level or cost of funding, affecting our ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner and without adverse consequences. Although management has implemented strategies to maintain sufficient sources of funding to accommodate planned as well as unanticipated changes in assets and liabilities under both normal and adverse conditions, any substantial, unexpected and/or prolonged change in the level or cost of liquidity could adversely affect our business, financial condition and results of operations.

As a result of the Dodd-Frank Act and international accords, financial institutions will become subject to new and increased capital and liquidity requirements. While it is not yet clear what form these requirements will take or how they will apply to us, it is possible that we could be required to increase our capital levels above the levels in our current financial plans. These new requirements could have a negative impact on our ability to lend, grow deposit balances or make acquisitions and on our ability to make capital distributions in the form of dividends or share repurchases. Higher capital levels could also lower our return on equity.

Legislative or regulatory changes or actions, or significant litigation, could adversely impact us or the businesses in which we are engaged.

The financial services industry is extensively regulated. We are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of our operations. Laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds, and not to benefit our shareholders. The impact of any changes to laws and regulations or other actions by regulatory agencies may negatively impact us or our ability to increase the value of our business.

The US government has undertaken major reform of the financial services industry, including new efforts to protect consumers and investors from financial abuse. We expect to face further increased regulation of our industry as a result of current and future initiatives intended to provide economic stimulus, financial market stability and enhanced regulation of financial services companies and to enhance the liquidity and solvency of financial institutions and markets. We also expect in many cases more aggressive enforcement of regulations on both the federal and state levels. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Additionally, actions by regulatory agencies or significant litigation against us could require us to devote significant time and resources to defending our business and may lead to penalties that materially affect us and our shareholders.

The Dodd-Frank Act may adversely affect our business, financial conditions and results of operations.

The Dodd-Frank Act, which became law in July 2010, imposes new restrictions and an expanded framework of regulatory oversight for financial institutions, including depository institutions. Because the Dodd-Frank Act requires various federal agencies to adopt a broad range of regulations with significant discretion, the effects of the Dodd-Frank Act on our business will depend largely on the implementation of the Dodd-Frank Act by those agencies, and many of the details of the new law and the effects they will have on us may not be known for months or even years.

Many of the provisions of the Dodd-Frank Act apply directly only to institutions much larger than ours, and some will affect only institutions that engage in activities in which we do not engage. Among the changes to occur pursuant to the Dodd-Frank Act that can be expected to have an effect on us are the following:

•	The OTS has been merged into the OCC and the authority of the other remaining bank regulatory agencies restructured;

•

A new independent Consumer Financial Protection Bureau has been established within the Federal Reserve Board, empowered to exercise broad regulatory, supervisory and enforcement authority with respect to both new and existing consumer financial protection laws;

•	New trust preferred securities will no longer count toward Tier 1 capital;

•	The prohibition on the payment of interest on demand deposits has been repealed, effective July 21, 2011;

•

The standard maximum amount of deposit insurance per customer is permanently increased to $250,000 and non-interest bearing transaction accounts will have unlimited deposit insurance through January 1, 2013;

•	The deposit insurance assessment base calculation has been expanded to equal a depository institution’s total assets minus the sum of its average tangible equity during the assessment period;

•

New corporate governance requirements applicable generally to all public companies in all industries have required or will require new compensation practices, including, but not limited to, requiring companies to “claw back” incentive compensation under certain circumstances, to provide shareholders the opportunity to cast a non-binding vote on executive compensation, to consider the independence of compensation advisors and new executive compensation disclosure requirements;

•	establish new rules and restrictions regarding the origination of mortgages; and

•

permit the Federal Reserve to prescribe regulations regarding interchange transaction fees, and limit them to an amount reasonable and proportional to the cost incurred by the issuer for the transaction in question.

Many provisions of the Dodd-Frank Act will not be implemented immediately and will require interpretation and rule making by federal regulators. We are closely monitoring all relevant sections of the Dodd-Frank Act to ensure continued compliance with laws and regulations. While the ultimate effect of the Dodd-Frank Act on us cannot be determined yet, the law is likely to result in increased compliance costs and fees paid to regulators, along with possible restrictions on our operations.

We are subject to additional uncertainties, and potential additional regulatory or compliance burdens, as a result of our participation in the CPP.

We accepted an investment by Treasury under the CPP. The Stock Purchase Agreement we entered into with Treasury provides that Treasury may unilaterally amend the agreement to the extent required to comply with any changes after the execution in applicable federal statutes. As a result of this provision, Treasury and the Congress may impose additional requirements or restrictions on us and the Bank in respect of reporting, compliance, corporate governance, executive or employee compensation, dividend payments, stock repurchases, lending or other business practices, capital requirements or other matters. We may be required to expend additional resources in order to comply with these requirements. Such additional requirements could impair our ability to compete with institutions that are not subject to the restrictions because they did not accept an investment from Treasury. To the extent that additional restrictions or limitations on employee compensation are imposed, such as those contained in the American Recovery and Reinvestment Act (“ARRA”) and the regulations issued thereunder in June 2009, we may be less competitive in attracting and retaining successful incentive compensation based lenders and customer relations personnel, or senior executive officers.

Additionally, the ability of Congress to utilize the amendment provisions to effect political or public relations goals could result in us being subjected to additional burdens as a result of public perceptions of issues relating to the largest banks, and which are not applicable to community oriented institutions such as ours. We may be disadvantaged as a result of these uncertainties.

We may be adversely impacted by weakness in the local economies we serve.

Our business activities are geographically concentrated in Northeast Ohio and, in particular, Lorain County, Ohio, where commercial activity has deteriorated at a greater rate than in other parts of Ohio and in the national economy. This has led to and may lead to further unexpected deterioration in loan quality, slower asset and deposit growth, which may adversely affect our operating results.

Future FDIC premiums could be substantially higher and would have an unfavorable effect on earnings.

Higher levels of bank failures over the last few years have dramatically increased resolution costs of the FDIC and depleted the deposit insurance fund. In addition, the FDIC instituted two temporary programs to further insure customer deposits at FDIC insured banks: the FDIC now insures deposit accounts up to $250,000 per customer (up from $100,000) and noninterest-bearing transactional accounts are currently fully insured (unlimited coverage). These programs have placed additional stress on the deposit insurance fund. In order to maintain a strong funding position and restore reserve ratios of the deposit insurance fund, the FDIC has increased assessment rates of insured institutions. On November 12, 2009, the FDIC adopted a rule that required banks to prepay three year’s worth of estimated deposit insurance premiums by December 31, 2009. The Dodd-Frank Act also imposes additional assessments and costs with respect to deposits, requiring the FDIC to impose deposit insurance assessments based on total assets rather than total deposits, as well as making permanent the increase of deposit insurance to $250,000 and providing for full insurance of non-interest bearing transaction accounts until January 1, 2013. These announced increases, legislative and regulatory changes and any future increases or required prepayments of FDIC insurance premiums may adversely impact our earnings and financial condition. If there are additional bank or financial institution failures, or the cost of resolving prior failures exceeds expectations, we may be required to pay even higher FDIC premiums than the recently increased levels.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of the our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. There is no assurance that any such losses would not materially and adversely affect our results of operations.

A failure of our operating systems or infrastructure, or those of our third-party vendors, could disrupt our business.

Our business is dependent on its ability to process and monitor large numbers of daily transactions in compliance with legal and regulatory standards and our product specifications, which it changes to reflect our business needs. As processing demands change and our loan portfolios grow in both volume and differing terms and conditions, developing and maintaining our operating systems and infrastructure becomes increasingly challenging and there is no assurance that we can adequately or efficiently develop and maintain such systems. Our loan originations and conversions and the servicing, financial, accounting, data processing or other operating systems and facilities that support them may fail to operate properly or become disabled as a result of events that are beyond our control, adversely affecting its ability to process these transactions. Any such failure could adversely affect our ability to service our customers, result in financial loss or liability to our customers, disrupt our business, result in regulatory action or cause reputational damage. Despite the plans and facilities we have in place, our ability to conduct business may be adversely affected by a disruption in the infrastructure that supports our businesses. This may include a disruption involving electrical, communications, internet, transportation or other services used by us or third parties with which we conduct business. Notwithstanding our efforts to maintain business continuity, a disruptive event impacting our processing locations could adversely affect our business, financial condition and results of operations. Our operations rely on the secure processing, storage and transmission of personal, confidential and other information in our computer systems and networks. Although we take protective measures, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses, malicious attacks and other events that could have a security impact beyond our control. If one or more of such events occur, personal, confidential and other information processed and stored in, and transmitted through, our computer systems and networks, could be jeopardized or otherwise interruptions or malfunctions in our operations could result in significant losses or reputational damage. We also routinely transmit and receive personal, confidential and proprietary information, some through third parties. We have put in place secure transmission capability, and work to ensure third parties follow similar procedures. An interception, misuse or mishandling of personal, confidential or proprietary information being sent to or received from a customer or third party could result in legal liability, regulatory action and reputational harm. In the event personal, confidential or other information is jeopardized, intercepted, misused or mishandled, we may be required to expend significant additional resources to modify its protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to fines, penalties, litigation costs and settlements and financial losses that are either not insured against or not fully covered through any insurance maintained by us. If one or more of such events occur, our business, financial condition or results of operations could be significantly and adversely affected.

We are subject to risk from the failure of third party vendors.

We rely on other companies to provide components of our business infrastructure. Third party vendors provide certain components of our business infrastructure, such as the Bank’s processing and electronic banking systems, item processing and Internet connections. While we have selected these third party vendors carefully, we do not control their actions. Any problems caused by these third parties not providing us their services for any reason or their performing their services poorly, could adversely affect our ability to deliver products and services to our operations directly through interference with communications, including the interruption or loss of our websites, which could adversely affect our business, financial condition and results of operations.

Changes in accounting standards could materially impact our financial statements.

The Financial Accounting Standards Board (FASB) may change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can materially impact how we record and report our financial condition and results of operations.

We may not be able to attract and retain skilled people.

Our success depends, in large part, on our ability to attract and retain key people. Competition for the best people in most activities in which we are engaged can be intense, and we may not be able to retain or hire the people we want and/or need. In order to attract and retain qualified employees, we must compensate our employees at market levels. If we are unable to continue to attract and retain qualified employees, or do so at rates necessary to maintain our competitive position, our performance, including our competitive position, could suffer, and, in turn, adversely affect our business, financial condition and results of operations.

Troubled Asset Relief Program (“TARP”) and ARRA impose certain executive compensation and corporate governance requirements that may adversely affect us, including our ability to recruit and retain qualified employees.

The purchase agreement we entered into in connection with our participation in the CPP required us to adopt Treasury’s standards for executive compensation and corporate governance while Treasury holds the equity issued by us pursuant to the CPP. These standards generally apply to our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated senior executive officers. The standards include:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of financial institutions;

•	required clawbacks of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	prohibitions on making golden parachute payments to senior executives; and

•	an agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

ARRA imposed further limitations on compensation while Treasury holds equity issued by us pursuant to TARP:

•	a prohibition on making any golden parachute payment to a senior executive officer or any of our next five most highly compensated employees;

•	a prohibition on any compensation plan that would encourage manipulation of our reported earnings to enhance the compensation of any of our employees; and

•

a prohibition on the payment or accrual of any bonus, retention award or incentive compensation to our five highest paid executives except for long-term restricted stock with a value not greater than one-third of the total amount of annual compensation of the employee receiving the stock.

Treasury released an interim final rule on TARP standards for compensation and corporate governance on June 10, 2009, which implemented and further expanded the limitations and restrictions imposed on executive compensation and corporate governance by the CPP and ARRA. The rules clarify prohibitions on bonus payments, provide guidance on the use of restricted stock units, expand restrictions on golden parachute payments, mandate enforcement of clawback provisions unless unreasonable to do so, outline the steps compensation committees must take when evaluating risks posed by compensations arrangements, and require the adoption and disclosure of a luxury expenditure policy, among other things. New requirements under the rules include enhanced disclosure of perquisites and the use of compensation consultants, and prohibitions on tax gross-up payments.

These provisions and any future rules issued by Treasury could adversely affect our ability to attract and retain management capable and motivated sufficiently to manage and operate our business through difficult economic and market conditions. If we are unable to attract and retain qualified employees to manage and operate our business, it could negatively affect our business, financial conditions and results of operations.

Our issuance of securities to Treasury may limit our ability to return capital to our shareholders and is dilutive to our common shares. If we are unable to redeem such preferred shares, the dividend rate increases substantially after five years.

In connection with our sale of $25.2 million of our Series B Preferred Stock to Treasury in conjunction with the CPP, we also issued a warrant to purchase 561,343 of our common shares at an exercise price of $6.74. The number of shares was determined based upon the requirements of the CPP, and was calculated based on the average market price of our common shares for the 20 trading days preceding approval of our issuance (which was also the basis for the exercise price of $6.74). Furthermore, as long as the Series B Preferred Stock issued to Treasury is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our common shares, are prohibited to the extent there are then any accrued and unpaid dividends on such preferred stock, subject to certain limited exceptions. These restrictions combined with the dilutive impact of the warrant may have an adverse effect on the market price of our common shares, and, as a result, they could adversely affect our business, financial condition and results of operations.

Unless we are able to redeem the Series B Preferred Stock during the first five years, the dividend payments on this capital will increase substantially at that point, from 5% ($1.26 million annually) to 9% ($2.27 million annually). Depending on market conditions at the time, this increase in dividends could significantly impact our liquidity, and as a result, adversely affect our business, financial condition and results of operations.

Our ability to pay dividends is subject to limitations.

Holders of our common shares are only entitled to receive such dividends as the board of directors may declare out of funds legally available for such payments. Furthermore, our common shareholders are subject to the prior dividend rights of holders of our preferred stock.

In September 2009, we reduced our quarterly dividend on our common shares to $0.01 per share and do not expect to increase the quarterly dividend above $0.01 until after such time as our Series B Preferred Stock has been redeemed in full. We could determine to eliminate our common shares dividend altogether. Furthermore, as long as the Series B Preferred Stock is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our common shares, are prohibited to the extent that there are then any accrued and unpaid dividends on such preferred stock, subject to certain limited exceptions. This could adversely affect the market price of our common shares. Also, we are a bank holding company and our ability to declare and pay dividends is dependent on certain federal regulatory considerations, including the guidelines of the Federal Reserve Board regarding capital adequacy and dividends.

In addition, the terms of our outstanding trust preferred securities prohibit us from declaring or paying any dividends or distributions on our capital stock, including our Series B Preferred Stock and our common shares, if an event of default has occurred and is continuing under the applicable indenture or if we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing.

Additional capital may not be available to us if and when it is needed.

We and the Bank are subject to capital-based regulatory requirements. Our ability and that of the Bank to meet capital requirements is dependent upon a number of factors, including results of operations, level of nonperforming assets, interest rate risk, future economic conditions, future changes in regulatory and accounting policies and capital requirements, and the ability to raise additional capital if and when it is needed. Certain circumstances, such as a reduction of capital due to losses from nonperforming assets or otherwise, could cause us or the Bank to become unable to meet applicable regulatory capital requirements, which may materially and adversely affect our financial condition, liquidity and results of operations. In such an event, additional capital may be required to meet requirements. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time which are outside our control, and on our financial performance. Accordingly, additional capital, if needed, may not be available on terms acceptable to us. Furthermore, if any such additional capital is raised through the offering of equity securities, it may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both.

Our risk management framework may not effectively identify or mitigate our risks.

Our risk management framework seeks to mitigate risk and appropriately balance risk and return. We have established processes and procedures intended to identify, measure, monitor and report the types of risk to which we are subject, including credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk. We seek to monitor and control our risk exposure through a framework of policies, procedures and reporting requirements. Management of our risks in some cases depends upon the use of analytical and/or forecasting models. If the models that we use to mitigate these risks are inadequate, we may incur increased losses. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. If our risk management framework does not effectively identify or mitigate its risks, we could suffer unexpected losses and could be materially adversely affected.

If we are required to write down goodwill recorded in connection with our acquisitions, our profitability would be negatively impacted.

Applicable accounting standards require us to use the purchase method of accounting for all business combinations. Under purchase accounting, if the purchase price of an acquired company exceeds the fair value of the acquired company’s net assets, the excess is carried on the acquirer’s balance sheet as goodwill. At December 31, 2011, we had approximately $21.6 million of goodwill on our balance sheet. Goodwill must be evaluated for impairment at least annually. Write downs of the amount of any impairment, if necessary, are to be charged to the results of operations in the period in which the impairment occurs. There can be no assurance that future evaluations of goodwill will not result in findings of impairment and related write downs, which would have an adverse effect on our financial condition and results of operations.

Our compensation expense may increase substantially after Treasury’s sale of the Preferred Shares.

As a result of our participation in the CPP, among other things, we are subject to Treasury’s current standards for executive compensation and corporate governance for the period during which Treasury holds any of our Preferred Shares. These standards were most recently set forth in the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, published June 15, 2009. If the auction is successful and Treasury elects to sell all of the Preferred Shares, these executive compensation and corporate governance standards will no longer be applicable and our compensation expense for our executive officers and other senior employees may increase substantially.

Risk Factors Related to an Investment in the Preferred Shares

The Preferred Shares are equity and are subordinated to all of our existing and future indebtedness.

The Preferred Shares are equity interests in the Company and do not constitute indebtedness. As such, the Preferred Shares, like our common stock, rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of perpetual preferred stock like the Preferred Shares, there is no stated maturity date (although the Preferred Shares are subject to redemption at our option) and dividends are payable only if, when and as authorized and declared by our board of directors and depend on, among other matters, our historical and projected results of operations, liquidity, cash flows, capital levels, financial condition, debt service requirements and other cash needs, financing covenants, applicable state law, federal and state regulatory prohibitions and other restrictions and any other factors our board of directors deems relevant at the time.

We are highly dependent on dividends and other amounts from our subsidiaries in order to pay dividends on, and redeem at our option, the Preferred Shares, which are subject to various prohibitions and other restrictions.

The Preferred Shares are not savings accounts, deposits or other obligations of any depository institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Furthermore, the Company is a legal entity that is separate and distinct from its subsidiaries, and its subsidiaries have no obligation, contingent or otherwise, to make any payments in respect of the Preferred Shares or to make funds available therefor. Because the Company is a holding company that maintains only limited cash at that level, its ability to pay dividends on, and redeem at its option, the Preferred Shares will be highly dependent upon the receipt of dividends, fees and other amounts from its subsidiaries, which, in turn, will be highly dependent upon the historical and projected results of operations, liquidity, cash flows and financial condition of its subsidiaries. In addition, the right of the Company to participate in any distribution of assets of any of its subsidiaries upon their respective liquidation or reorganization will be subject to the prior claims of the creditors (including any depositors) and preferred equity holders of the applicable subsidiary, except to the extent that the Company is a creditor, and is recognized as a creditor, of such subsidiary. Accordingly, the holders of the Preferred Shares will be structurally subordinated to all existing and future obligations and preferred equity of the Company’s subsidiaries, including the Bank.

There are also various legal and regulatory prohibitions and other restrictions on the ability of the Company’s depository institution subsidiaries to pay dividends, extend credit or otherwise transfer funds to the Company or affiliates. Such dividend payments are subject to regulatory tests, generally based on current and retained earnings of such subsidiaries and other factors, and, are currently prohibited without regulatory approval. Dividend payments to the Company from its depository institution subsidiaries may also be prohibited if such payments would impair the capital of the applicable subsidiary and in certain other cases. In addition, regulatory rules limit the aggregate amount of a depository institution’s loans to, and investments in, any single affiliate in varying thresholds and may prevent the Company from borrowing from their depository institution subsidiaries and require any permitted borrowings to be collateralized.

The Company also is subject to various legal and regulatory policies and requirements impacting the Company’s ability to pay dividends on, or redeem, the Preferred Shares. Under the Federal Reserve’s capital regulations, in order to ensure Tier 1 capital treatment for the Preferred Shares, the Company’s redemption of any of the Preferred Shares must be subject to prior regulatory approval. The Federal Reserve also may require the Company to consult with it prior to increasing dividends. In addition, as a matter of policy, the Federal Reserve may restrict or prohibit the payment of dividends if (i) the Company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the Company’s prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; (iii) the Company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios; or (iv) the Federal Reserve otherwise determines that the payment of dividends would constitute an unsafe or unsound practice. Recent and future regulatory developments may result in additional restrictions on the Company’s ability to pay dividends.

The Preferred Shares place no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

The terms of the Preferred Shares do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Preferred Shares or to which the Preferred Shares will be structurally subordinated.

An active trading market for the Preferred Shares may not develop or be maintained.

The Preferred Shares are not currently listed on any securities exchange or available for quotation on any national quotation system, and we do not plan to list, or make available for quotation, the Preferred Shares in the future. There can be no assurance that an active trading market for the Preferred Shares will develop or, if developed, will be maintained. If an active market is not developed and maintained, the market value and liquidity of the Preferred Shares may be materially and adversely affected.

The Preferred Shares may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66 2/3% of the Preferred Shares then outstanding, voting as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Preferred Shares. The terms of any such future preferred stock expressly senior to the Preferred Shares may prohibit or otherwise restrict dividend payments on the Preferred Shares. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Preferred Shares have been paid for the relevant periods, no dividends will be paid on the Preferred Shares, and no Preferred Shares may be repurchased, redeemed, or otherwise acquired by us. In addition, in the event of our liquidation, dissolution or winding-up, the terms of any such senior preferred stock would likely prohibit us from making any payments on the Preferred Shares until all amounts due to holders of such senior preferred stock are paid in full.

Holders of the Preferred Shares have limited voting rights.

Unless and until we are in arrears on our dividend payments on the Preferred Shares for six quarterly periods, whether or not consecutive, the holders of the Preferred Shares will have no voting rights except with respect to certain fundamental changes in the terms of the Preferred Shares and certain other matters and except as may be required by applicable law. If dividends on the Preferred Shares are not paid in full for six quarterly periods, whether or not consecutive, the total number of positions on the Company’s board of directors will automatically increase by two and the holders of the Preferred Shares, acting as a class with any other shares of our preferred stock with parity voting rights to the Preferred Shares, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “Description of Preferred Shares — Voting Rights” in this prospectus supplement.

We are subject to extensive regulation, and ownership of the Preferred Shares may have regulatory implications for holders thereof.

We are subject to extensive federal banking laws, including the Bank Holding Company Act of 1956, as amended (the “BHCA”), and federal banking regulations, that impact the rights and obligations of owners of the Preferred Shares, including, for example, our ability to declare and pay dividends on, and to redeem, the Preferred Shares. Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become voting securities for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

If we redeem the Preferred Shares, you may be unable to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time, subject to prior regulatory approval. If we choose to redeem the Preferred Shares in part, we have been informed by DTC that it is their current practice to determine by lot the amount of the interest of each direct participant (through which beneficial owners hold their interest) to be redeemed. If we choose to redeem the Preferred Shares, we are likely to do so if we are able to obtain a lower cost of capital. If prevailing interest rates are relatively low if or when we choose to redeem the Preferred Shares, you generally will not be able to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return. Furthermore, if we redeem the Preferred Shares in part, the liquidity of the outstanding Preferred Shares may be limited.

If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially and could have a material adverse effect on our liquidity and cash flows.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time. If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% per annum to 9.0% per annum, which could have a material adverse effect on our liquidity and cash flows. See “Description of Preferred Shares — Redemption and Repurchases” in this prospectus supplement. Any redemption by us of the Preferred Shares would require prior regulatory approval from the Federal Reserve. We have not applied for such regulatory approval and have no present intention to redeem any of the Preferred Shares, although, in the future, we may seek such approval and, if such approval is obtained (as to which no assurance can be given), redeem the Preferred Shares for cash.

Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus supplement and the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus are a part or resulting from any other act or omission in connection with the offering of the Preferred Shares by Treasury would likely be barred.

Risk Factors Related to the Auction Process

The price of the Preferred Shares could decline rapidly and significantly following this offering.

The public offering price of the Preferred Shares, which will be the clearing price plus accrued dividends thereon, will be determined through an auction process conducted by Treasury and the auction agents. Prior to this offering there has been no public market for the Preferred Shares, and the public offering price may bear no relation to market demand for the Preferred Shares once trading begins. We have been informed by both Treasury and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., as the auction agents, that they believe that the bidding process will reveal a clearing price for the Preferred Shares offered in the auction process, which will either be the highest price at which all of the Preferred Shares offered may be sold to bidders, if bids are received for 100% or more of the offered Preferred Shares, or the minimum bid price of $744.50, if bids are received for at least half, but less than all, of the offered Preferred Shares. If there is little or no demand for the Preferred Shares at or above the public offering price once trading begins, the price of the Preferred Shares would likely decline following this offering. Limited or less-than-expected liquidity in the Preferred Shares, including decreased liquidity due to a sale of less than all of the offered Preferred Shares, could also cause the trading price of the Preferred Shares to decline. In addition, the auction process may lead to more volatility in, or a decline in, the trading price of the Preferred Shares after the initial sales of the Preferred Shares in this offering. If your objective is to make a short-term profit by selling the Preferred Shares you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

The auction process for this offering may result in a phenomenon known as the “winner’s curse,” and, as a result, investors may experience significant losses.

The auction process for this offering may result in a phenomenon known as the “winner’s curse.” At the conclusion of the auction process, successful bidders that receive allocations of Preferred Shares in this offering may infer that there is little incremental demand for the Preferred Shares above or equal to the public offering price. As a result, successful bidders may conclude that they paid too much for the Preferred Shares and could seek to immediately sell their Preferred Shares to limit their losses should the price of the Preferred Shares decline in trading after the auction process is completed. In this situation, other investors that did not submit bids that are accepted by Treasury may wait for this selling to be completed, resulting in reduced demand for the Preferred Shares in the public market and a significant decline in the trading price of the Preferred Shares. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in the Preferred Shares shortly after this offering.

The auction process for this offering may result in a situation in which less price sensitive investors play a larger role in the determination of the public offering price and constitute a larger portion of the investors in this offering, and, as a result, the public offering price may not be sustainable once trading of Preferred Shares begins.

In a typical public offering of securities, a majority of the securities sold to the public are purchased by professional investors that have significant experience in determining valuations for companies in connection with such offerings. These professional investors typically have access to, or conduct their own, independent research and analysis regarding investments in such offerings. Other investors typically have less access to this level of research and analysis, and as a result, may be less sensitive to price when participating in the auction. Because of the auction process used in this auction, these less price sensitive investors may have a greater influence in setting the public offering price (because a larger number of higher bids may cause the clearing price in the auction to be higher than it would otherwise have been absent such bids) and may have a higher level of participation in this offering than is normal for other public offerings. This, in turn, could cause the auction process to result in a public offering price that is higher than the price professional investors are willing to pay for the Preferred Shares. As a result, the trading price of the Preferred Shares may decrease once trading of the Preferred Shares begins. Also, because professional investors may have a substantial degree of influence on the trading price of the Preferred Shares over time, the trading price of the Preferred Shares may decline and not recover after this offering. Furthermore, if the public offering price of the Preferred Shares is above the level that investors determine is reasonable for the Preferred Shares, some investors may attempt to short sell the Preferred Shares after trading begins, which would create additional downward pressure on the trading price of the Preferred Shares.

The clearing price for the Preferred Shares may bear little or no relationship to the price for the Preferred Shares that would be established using traditional valuation methods, and, as a result, the trading price of the Preferred Shares may decline significantly following the issuance of the Preferred Shares.

The public offering price of the Preferred Shares will be equal to the clearing price plus accrued dividends thereon. The clearing price of the Preferred Shares may have little or no relationship to, and may be significantly higher than, the price for the Preferred Shares that otherwise would be established using traditional indicators of value, such as our future prospects and those of our industry in general; our revenues, earnings, and other financial and operating information; multiples of revenue, earnings, capital levels, cash flows, and other operating metrics; market prices of securities and other financial and operating information of companies engaged in activities similar to us; and the views of research analysts. The trading price of the Preferred Shares may vary significantly from the public offering price. Potential investors should not submit a bid in the auction for this offering unless they are willing to take the risk that the price of the Preferred Shares could decline significantly.

Successful bidders may receive the full number of Preferred Shares subject to their bids, so potential investors should not make bids for more Preferred Shares than they are prepared to purchase.

Each bidder may submit multiple bids. However, as bids are independent, each bid may result in an allocation of Preferred Shares. Allocation of the Preferred Shares will be determined by, first, allocating Preferred Shares to any bids made above the clearing price, and second, allocating Preferred Shares (on a pro-rata basis, if appropriate) among bids made at the clearing price. If Treasury elects to sell any Preferred Shares in this offering, the bids of successful bidders that are above the clearing price will be allocated all of the Preferred Shares represented by such bids, and only accepted bids submitted at the clearing price, in certain cases, will experience pro-rata allocation, if any. In addition, if bids are received for a portion of the Preferred Shares at a price that is more attractive to Treasury than the price at which Treasury could sell all of the Preferred Shares or a greater number of the Preferred Shares than such portion based on bids that have been received, then Treasury may elect to sell such lesser portion of the Preferred Shares at the more attractive bid price and therefore bidders at such higher price will not get the benefit of any lower bid price for the Preferred Shares. Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit bids that are accepted by Treasury will be obligated to purchase the Preferred Shares allocated to them. Accordingly, the sum of a bidder’s bid sizes as of the submission deadline should be no more than the total number of Preferred Shares the bidder is willing to purchase, and investors are cautioned against submitting a bid that does not accurately represent the number of Preferred Shares that they are willing and prepared to purchase.

Submitting a bid does not guarantee an allocation of Preferred Shares, even if a bidder submits a bid at or above the public offering price of the Preferred Shares.

The auction agents, in their sole discretion, may require that bidders confirm their bids before the auction closes (although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws). If a bidder is requested to confirm a bid and fails to do so within the permitted time period, that bid may be deemed to have been withdrawn and, accordingly, that bidder may not receive an allocation of Preferred Shares even if the bid is at or above the public offering price. The auction agents may, however, choose to accept any such bid even if it has not been reconfirmed. In addition, the auction agents may determine in some cases to impose size limits on the aggregate size of bids that they choose to accept from any bidder (including any network broker), and may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering. Furthermore, if bids for 100% or more of the offered Preferred Shares are received, and Treasury elects to sell any Preferred Shares in the auction, then any accepted bids submitted in the auction above the clearing price will receive allocations in full, while each bid submitted at the clearing price will be allocated the number of Preferred Shares represented by such bids, in the case bids for 100% of the offered Preferred Shares are received, or a number of Preferred Shares approximately equal to the pro-rata allocation percentage multiplied by the number of Preferred Shares represented by such bid, rounded to the nearest whole number of Preferred Shares (subject to rounding to eliminate odd-lots), in the case bids for more than 100% of the offered Preferred Shares are received. If bids for at least half, but less than all, of the offered Preferred Shares are received, and Treasury chooses to sell fewer Preferred Shares than the number of Preferred Shares for which bids were received (but not less than half), then all bids will experience equal pro-rata allocation. Treasury could also decide, in its sole discretion, not to sell any Preferred Shares in this offering after the clearing price has been determined. As a result of these factors, you may not receive an allocation for all the Preferred Shares for which you submit a bid.

We cannot assure you that the auction will be successful or that the full number of offered Preferred Shares will be sold.

If sufficient bids are received and accepted by the auction agents to enable Treasury to sell the offered Preferred Shares in this offering, the public offering price will be set at the clearing price plus accrued dividends thereon, unless Treasury decides, in its sole discretion, not to sell any Preferred Shares in this offering after the clearing price is determined. The clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept. If valid, irrevocable bids are received for 100% or more of the offered Preferred Shares at the submission deadline, the clearing price will be equal to the highest price of the offered Preferred Shares that can be sold in the auction. If, however, bids are received for at least half, but less than all, of the offered Preferred Shares, then Treasury may (but is not required to) sell, at the minimum bid price in the auction (which will be deemed the clearing price) the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold. If bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering. The liquidity of the Preferred Shares may be limited if less than all of the offered Preferred Shares are sold by Treasury. Possible future sales of Treasury’s remaining Preferred Shares, if any, that are held following this offering, could affect the trading price of the Preferred Shares sold in this offering.

Submitting bids through a network broker or any other broker that is not an auction agent may in some circumstances shorten deadlines for potential investors to submit, modify or withdraw their bids.

In order to participate in the auction, bidders must have an account with, and submit bids to purchase Preferred Shares through, either an auction agent or a network broker. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through an auction agent or a network broker. Potential investors and brokers that wish to submit bids in the auction and do not have an account with an auction agent or a network broker must either establish such an account prior to bidding in the auction or cause a broker that has such an account to submit a bid through that account. Network brokers and other brokers will impose earlier submission deadlines than those imposed by the auction agents in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to an auction agent (or, in the case of non-network brokers submitting bids through a network broker, to such network broker to transmit to the auction agents) before the auction closes. As a result of such earlier submission deadlines, potential investors who submit bids through a network broker, or brokers that submit bids through an auction agent or a network broker, will need to submit or withdraw their bids earlier than other bidders, and it may in some circumstances be more difficult for such bids to be submitted, modified or withdrawn.

USE OF PROCEEDS

The Preferred Shares offered by this prospectus supplement are being sold for the account of Treasury. Any proceeds from the sale of these Preferred Shares will be received by Treasury for its own account, and we will not receive any proceeds from the sale of any Preferred Shares offered by this prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and preferred stock dividends for the periods indicated.

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
(unaudited)
Ratios of Earnings to Fixed Charges and Preferred Stock Dividends(1)
Excluding interest on deposits	3.40x	2.53x	2.69x	2.66x	(0.05)x	1.90x	3.01x
Including interest on deposits	1.83x	1.44x	1.51x	1.45x	0.79 x	1.13x	1.25x

(1)	Earnings have been calculated by adding fixed charges to consolidated income from continuing operations. Fixed charges consist of interest expense, amortization of deferred financing costs and preferred stock dividends. For all periods, we computed the ratios of earnings to fixed charges and preferred stock dividends by dividing earnings by fixed charges. If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% to 9.0% per annum, which would adversely affect our ratio of earnings to fixed charges and preferred stock dividends.

DESCRIPTION OF PREFERRED SHARES

This section summarizes specific terms and provisions of the Preferred Shares. The description of the Preferred Shares contained in this section is qualified in its entirety by the actual terms of the Preferred Shares, as are stated in the Certificate of Amendment to the Company’s Second Amended Articles of Incorporation, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed on December 17, 2008 and incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

General

The Preferred Shares constitutes a series of our perpetual, cumulative, preferred stock, consisting of 25,223 shares, no par value per share, having a liquidation preference amount of $1,000 per share. The Preferred Shares have no maturity date. We issued the Preferred Shares to Treasury on December 12, 2008 in connection with the CPP for an aggregate purchase price of $25,223,000 in a private placement exempt from the registration requirements of the Securities Act. The Preferred Shares qualify as Tier 1 capital for regulatory purposes.

Dividends

Rate. Dividends on the Preferred Shares are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 5% per annum from December 12, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Preferred Shares) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Holders of Preferred Shares sold by Treasury in the auction, if any, that are record holders on the record date for the August 15, 2012 dividend payment date will be entitled to any declared dividends payable on such date.

Dividends on the Preferred Shares are cumulative. If for any reason our board of directors does not declare a dividend on the Preferred Shares for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods). Since issuing the Preferred Shares, we have declared and paid all accrued dividends on the Preferred Shares to the date of this prospectus supplement.

We are not obligated to pay holders of the Preferred Shares any dividend in excess of the dividends on the Preferred Shares that are payable as described above. There is no sinking fund with respect to dividends on the Preferred Shares.

Priority of Dividends. So long as the Preferred Shares remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Preferred Shares, the terms of which do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Preferred Shares will be entitled to receive for each share of the Preferred Shares, out of the assets of the Company or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Preferred Shares, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Preferred Shares (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Preferred Shares and the holders of any other class or series of our stock ranking equally with the Preferred Shares, the holders of the Preferred Shares and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Preferred Shares, neither a merger or consolidation of the Company with another entity, including a merger or consolidation in which the holders of Preferred Shares receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemptions and Repurchases

We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date. We have not applied for such regulatory approval and have no present intention to redeem any of the Preferred Shares in the near future or before February 15, 2014. However, we do intend to continue to assess potential alternatives with respect to redeeming the Preferred Shares, based on our consideration of, among other things, our anticipated capital requirements, projected dividend capacity from the Bank, the availability and attractiveness of alternative sources of capital, our risk profile, our earnings performance and asset quality trends and input from our regulators.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Preferred Shares by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Preferred Shares must state: (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Preferred Shares, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors determines to be fair and equitable.

The Securities Purchase Agreement between us and Treasury provides that so long as Treasury continues to own any Preferred Shares, we may not repurchase any Preferred Shares from any other holder of such shares unless we offer to repurchase a ratable portion of the Preferred Shares then held by Treasury on the same terms and conditions.

Preferred Shares that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Preferred Shares.

No Conversion Rights

Holders of the Preferred Shares have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

The holders of the Preferred Shares do not have voting rights other than those described below, except to the extent specifically required by Ohio law.

Whenever dividends have not been paid on the Preferred Shares for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Preferred Shares will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for all past dividend periods on all outstanding Preferred Shares have been paid in full at which time this right will terminate with respect to the Preferred Shares, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Preferred Shares.

No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Preferred Shares and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Preferred Shares and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Preferred Shares voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The Certificate of Designations establishing the terms of the Preferred Shares does not specify the manner in which the nomination of directors would be conducted. Under applicable provisions of our code of regulations, shareholder nominations of directors must be made in writing and delivered or mailed to the President or the

Secretary not less than 14 days nor more than 50 days prior to any shareholder meeting called for the election of directors. If less than 21 days notice of the meeting is given to shareholders, then the nominations must be mailed or delivered to the President or the Secretary not later than the close of business on the seventh day following the day on which the notice was mailed. Notification of any nomination must contain the following information:

•	the name and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	if known, the total number of shares that will be voted for each proposed nominee;

•	the name and residence address of the notifying shareholder(s); and

•	the number of shares owned by the notifying shareholder(s).

Other than these advance notice provisions of our code of regulations, there is no limit on the number of nominations and the two candidates receiving the greatest number of votes from the holders of the Preferred Shares would be elected as the two new directors.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Preferred Shares are entitled to vote, any series of Parity Stock (as defined under “— Dividends-Priority of Dividends” above) upon which voting rights similar to those of the Preferred Shares have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become “voting securities” for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

In addition to any other vote or consent required by Ohio law or by our Second Amended Articles of Incorporation, the vote or consent of the holders of at least 66-2/3% of the outstanding Preferred Shares, voting as a separate class, is required in order to do the following:

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amend or alter our Second Amended Articles of Incorporation or the Certificate of Designations for the Preferred Shares to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Preferred Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

amend, alter or repeal any provision of our Second Amended Articles of Incorporation or the Certificate of Designations for the Preferred Shares in a manner that adversely affects the rights, preferences, privileges or voting powers of the Preferred Shares; or

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consummate a binding share exchange or reclassification involving the Preferred Shares or a merger or consolidation of the Company with another entity, unless (i) the Preferred Shares remain outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Preferred Shares remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Preferred Shares immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, including authorized Preferred Shares necessary to satisfy preemptive or similar rights granted by us to other persons prior to December 12, 2008, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Preferred Shares with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Preferred Shares and will not require the vote or consent of the holders of the Preferred Shares.

To the extent holders of the Preferred Shares are entitled to vote, holders of Preferred Shares will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Preferred Shares would otherwise be required, all outstanding Preferred Shares have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Preferred Shares to effect the redemption.

Book-Entry Procedures

The Depository Trust Company (the “DTC”) will act as securities depositary for the Preferred Shares. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of Preferred Shares sold in the auction. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Preferred Shares that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Preferred Shares will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the Preferred Shares may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Preferred Shares must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Preferred Shares.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase Preferred Shares within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Preferred Shares on DTC’s records. You, as the actual owner of the Preferred Shares, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Preferred Shares are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased Preferred Shares should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Preferred Shares will be sent to Cede & Co. If less than all of the Preferred Shares are being redeemed, DTC will reduce each Direct Participant’s holdings of Preferred Shares in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Preferred Shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Preferred Shares are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Preferred Shares will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Preferred Shares at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Preferred Shares. In that event, we will print and deliver certificates in fully registered form for Preferred Shares. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue Preferred Shares in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Preferred Shares will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

AUCTION PROCESS

The following describes the auction process used to determine the public offering price of the Preferred Shares. That process differs from methods traditionally used in other underwritten public offerings. Treasury and the underwriters will determine the public offering price and the allocation of the Preferred Shares in this offering by an auction process conducted by the joint book-running managers, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., in their capacity as the “auction agents.” This auction process will involve a modified “Dutch auction” mechanic in which the auction agents (working with a number of other brokers) will receive and accept bids from bidders for the Preferred Shares. We do not intend to submit any bids in the auction. After the auction closes and those bids become irrevocable (which will occur automatically at the submission deadline to the extent such bids have not been modified or withdrawn at that time), the auction agents will determine the clearing price for the sale of the Preferred Shares offered hereby and, if Treasury chooses to proceed with the offering, the underwriters will allocate Preferred Shares to the winning bidders. The clearing price for the Preferred Shares may bear little or no relationship to the price that would be established using traditional valuation methods. You should carefully consider the risks described under “Risk Factors — Risk Factors Related to the Auction Process” beginning on page S-20 of this prospectus supplement.

Eligibility and Account Status

In order to participate in the auction process, bidders must have an account with, and submit bids to purchase Preferred Shares through, either an auction agent or one of the network brokers. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through the auction agents or a network broker. If you wish to bid in the auction and do not have an account with an auction agent or a network broker, you will either need to establish such an account prior to bidding in the auction (which may be difficult to do before the submission deadline) or contact your existing broker and request that it submit a bid through an auction agent or a network broker. Network brokers and other brokers will have deadlines relating to the auction that are earlier than those imposed by the auction agents, as described below under “— The Auction Process — The Bidding Process.”

Because the Preferred Shares are complex financial instruments for which there is no established trading market, the auction agents, each network broker and any other broker that submits bids through the auction agents or any network broker will be required to establish and enforce client suitability standards, including eligibility, account status and size, to evaluate whether an investment in the Preferred Shares is appropriate for any particular investor. Each of them will individually apply its own standards in making that determination, but in each case those standards will be implemented in accordance with the applicable requirements and guidelines of the Financial Industry Regulatory Authority (“FINRA”). If you do not meet the relevant suitability requirements of an auction agent or another broker, you will not be able to bid in the auction. Accounts at an auction agent or any other broker, including broker accounts, are also subject to the customary rules of those institutions. You should contact your brokerage firm to better understand how you may submit bids in the auction process.

An auction agent or network brokers may require bidders (including any brokers that may be bidding on behalf of their customers) to submit additional information, such as tax identification numbers, a valid e-mail address and other contact information, and other information that may be required to establish or maintain an account.

The auction agents and the network brokers, upon request, will provide certain information to you in connection with the offering, including this prospectus supplement and the accompanying prospectus and forms used by such brokers, if any, to submit bids. Additionally, you should understand that:

•	before submitting a bid in the auction, you should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including all the risk factors;

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the minimum bid price was agreed by the auction agents and Treasury, and we did not participate in that determination and therefore cannot provide any information regarding the factors that Treasury and the auction agents considered in determining the minimum bid price;

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if valid, irrevocable bids are received for 100% or more of the offered Preferred Shares at the submission deadline, the clearing price will be equal to the highest price at which all of the offered Preferred Shares can be sold in the auction. In this case, the clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept (it being understood that Treasury must accept bids for 100% of the offered Preferred Shares if it accepts any bid);

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if valid, irrevocable bids are received for at least half, but less than all, of the offered Preferred Shares at the submission deadline, then Treasury may (but is not required to) sell, at the minimum bid price per share in the auction (which will be deemed the clearing price), the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold;

•	if bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering;

•	if there is little or no demand for the Preferred Shares at or above the public offering price once trading begins, the trading price of the Preferred Shares will decline;

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the liquidity of any market for the Preferred Shares may be affected by the number of Preferred Shares that Treasury elects to sell in this offering, and the price of the Preferred Shares may decline if the Preferred Shares are illiquid;

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the auction agents, in their sole discretion, have the right to reconfirm any bid by contacting the purported bidder directly and to impose size limits on the aggregate size of bids that it chooses to accept from any bidder, including network brokers (although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws). If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn, but alternatively may in their discretion choose to accept any such bid even if it has not been reconfirmed;

•	the auction agents may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering; and

•	the auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

None of the underwriters, Treasury or us has undertaken any efforts to qualify the Preferred Shares for sale in any jurisdiction outside the United States. Except to the limited extent that this offering will be open to certain non-U.S. investors under private placement exemptions in certain countries other than the United States, investors located outside the United States should not expect to be eligible to participate in this offering.

Even if a bidder places a bid in the auction, it may not receive an allocation of the Preferred Shares in the offering for a number of reasons described below. You should consider all the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in determining whether to submit a bid, the number of Preferred Shares you seek to purchase and the price per share you are willing to pay.

The following brokers have agreed to be network brokers for purposes of the auction process: BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Blaylock Robert Van, LLC, Boenning & Scattergood, Inc., Cabrera Capital Markets, LLC, Cantor Fitzgerald & Co., CastleOak Securities, L.P., Compass Point Research & Trading, LLC, D.A. Davidson & Co., Davenport & Co., FBR Capital Markets & Co., Guggenheim Securities, Janney Montgomery Scott LLC, Jefferies & Company, Inc., Joseph Gunnar & Co. LLC, Keefe,

Bruyette & Woods, Inc., Lebenthal & Co., LLC, M.R. Beal & Company, Raymond James & Associates, Inc., Samuel A. Ramirez & Co., Sterne, Agee & Leach, Inc., Stifel, Nicolaus & Company, Incorporated, The Williams Capital Group, L.P., Toussaint Capital Partners, LLC, Wedbush Morgan Securities Inc. and WR Hambrecht + Co., LLC. The network brokers will not share in any underwriting discounts or fees paid by us in connection with the offering of the Preferred Shares but may, subject to applicable FINRA and SEC rules and regulations, charge a separate commission to their own customers.

The Auction Process

The following describes how the auction agents will conduct the auction process:

General

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The auction will commence at 8:30 a.m., New York City time, on the date specified by the auction agents in a press release issued prior to the opening of the equity markets on such day, and will end at 6:30 p.m., New York City time, on the second business day immediately thereafter (the “submission deadline”). Unless you submit your bids through an auction agent, your broker will have an earlier deadline for accepting bids. If a malfunction, technical or mechanical problem, calamity, crisis or other similar event occurs that the auction agents believe may interfere with the auction process, the auction agents may (in consultation with Treasury) decide to extend the auction or cancel and reschedule the auction. The auction agents and the network brokers will advise bidders of any such decision to extend or cancel and reschedule the auction using e-mail, telephone or facsimile, and will attempt to make such notification prior to the time the auction is scheduled to close. If the auction process is extended such that it closes at a later time on the same business day, any bids previously submitted will continue to be valid unless amended or cancelled by the bidder, but if the auction is extended such that it closes on the following business day or later, or is cancelled, all bids will be cancelled at the time of such extension or cancellation.

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The auction agents and the network brokers will contact potential investors with information about the auction process and how to participate and will solicit bids from prospective investors via electronic message, telephone and facsimile. The minimum bid price is $744.50 per Preferred Share with a minimum size for any bid of one Preferred Share.

The Bidding Process

•	The auction agents and the network brokers will only accept bids in the auction process in increments of whole Preferred Shares; no fractional interests will be sold.

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No maximum price or auction price range has been established in connection with the auction process, which means that there is no ceiling on the price per share that you or any other bidder can bid in the auction. Each bid must specify a price at or above the minimum bid price of $744.50 (such bid price to be in increments of $0.01) with a minimum bid size of one Preferred Share or such bid will be rejected.

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Once the auction begins, you may submit your bids either directly through an auction agent or through any network broker. Bids through the network brokers will be aggregated and submitted to the auction agents as single bids at each price increment by those brokers. Bids will only be accepted if they are made on an unconditional basis (i.e., no “all-or-none” bids will be accepted).

•	In connection with submitting a bid, you will be required to provide the following information:

•	the number of Preferred Shares that you are interested in purchasing (only in whole shares—no fractional interests);

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the price per share you are willing to pay (such bid price to be in increments of $0.01) at or above the minimum bid price of $744.50 per Preferred Share with a minimum size for any bid of one Preferred Share; and

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any additional information that may be required to enable an auction agent and/or network broker to identify you, confirm your eligibility and suitability for participating in this offering, and, if you submit a successful bid, consummate a sale of Preferred Shares to you.

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You may submit multiple bids. Canceling one bid does not cancel any other bid. However, as bids are independent, each bid may result in an allocation of Preferred Shares. Consequently, the sum of your bid sizes should be no more than the total number of Preferred Shares you are willing to purchase. In addition, the auction agents may impose size limits on the aggregate size of bids that they choose to accept from any bidder (including any network broker), although the auction agents are under no obligation to do so or to reconfirm bids for any reason, except as may be required by applicable securities laws.

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At any time prior to the submission deadline, you may modify your bids to increase or decrease the number of Preferred Shares bid for or the price bid per share and may withdraw your bid and reenter the auction. Network brokers, however, will impose earlier submission deadlines than that imposed by the auction agents in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to the auction agents before the auction closes. If you are bidding through a network broker, or another broker that is submitting bids through an auction agent or a network broker, you should be aware of any earlier submission deadlines that may be imposed by your broker.

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Conditions for valid bids, including eligibility standards and account funding requirements, may vary from broker to broker. Some brokers, for example, may require a prospective investor to maintain a minimum account balance or to ensure that its account balance is equal to or in excess of the amount of its bid. No funds will be transferred to the underwriters until the acceptance of the bid and the allocation of Preferred Shares.

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A bid received by an auction agent or any network broker involves no obligation or commitment of any kind prior to the submission deadline. Therefore, you will be able to withdraw a bid at any time prior to the submission deadline (or any deadline imposed by a network broker, if you are bidding through a network broker). Following the submission deadline, however, all bids that have not been modified or withdrawn by you prior to the submission deadline will be considered final and irrevocable and may be accepted. The auction agents and Treasury will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders.

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If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn. The auction agents may, however, choose to accept your bid even if it has not been reconfirmed.

•	The auction agents may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering.

•	The auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

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No funds will be transferred to the underwriters until the acceptance of the bid and the allocation of the Preferred Shares. However, the auction agents or any network broker may require you to deposit funds or securities in your brokerage accounts with value sufficient to cover the aggregate dollar amount of your bids. Bids may be rejected if you do not provide the required funds or securities within the required time. The auction agents or any network broker may, however, decide to accept successful bids regardless of whether you have deposited funds or securities in your brokerage accounts. In any case, if you are a successful bidder, you will be obligated to purchase the Preferred Shares allocated to you in the allocation process and will be required to deposit funds in your brokerage accounts prior to settlement, which is expected to occur three or four business days after the notices of acceptance are sent to you.

Pricing and Allocation

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The auction agents will manage the master order book that will aggregate all bids and will include the identity of the bidders (or their brokers, in the case of bids submitted through a network broker). The master order book will not be available for viewing by bidders. Bidders whose bids are accepted will be informed about the result of their bids.

•

If valid, irrecovable bids are received for 100% or more of the offered Preferred Shares, the clearing price will be equal to the highest price at which all of the offered Preferred Shares can be sold in the auction. In this case, the clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept (it being understood that Treasury must accept bids for 100% of the offered Preferred Shares if it accepts any bid). If valid, irrevocable bids for 100% or more of the offered Preferred Shares are received, any accepted bids submitted in the auction above the clearing price will receive allocations in full, while each bid submitted at the clearing price will be allocated the number of Preferred Shares represented by such bids, in the case bids for 100% of the offered Preferred Shares are received, or a number of Preferred Shares approximately equal to the pro-rata allocation percentage multiplied by the number of Preferred Shares represented by such bid, rounded to the nearest whole number of Preferred Shares (subject to rounding to eliminate odd-lots), in the case bids for more than 100% of the offered Preferred Shares are received.

•

If valid, irrevocable bids are received for at least half, but less than all, of the offered Preferred Shares at the submission deadline, then Treasury may (but is not required to) sell, at the minimum bid price in the auction (which will be deemed the clearing price), the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold, and in such a case if Treasury chooses to sell fewer Preferred Shares than the number of Preferred Shares for which bids were received, then all bids will experience equal pro-rata allocation.

•	If bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering.

•	Unless Treasury decides not to sell any Preferred Shares or as otherwise described below, all Preferred Shares will be sold to bidders at the clearing price plus accrued dividends thereon.

•

Promptly after the auction agents determine the clearing price, they will communicate that clearing price to Treasury. Treasury may decide not to sell any Preferred Shares after the clearing price is determined or, in the case where bids are reserved for at least half, but less than all, of the offered Preferred Shares, may decide to sell only a portion (but not less than half) of the offered Preferred Shares. Once Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents will confirm allocations of Preferred Shares to its clients and the network brokers. The underwriters will sell all Preferred Shares that Treasury elects to sell at the same price per share plus accrued dividends.

•

If Treasury elects to sell Preferred Shares in the offering, allocation of the Preferred Shares will be determined by, first, allocating Preferred Shares to any bids made above the clearing price, and second, allocating Preferred Shares (on a pro-rata basis if appropriate) among bids made at the clearing price. Any pro-rata allocation percentage for bids made at the clearing price will be determined by dividing the number of Preferred Shares to be allocated at the bidding increment equal to the clearing price by the number of Preferred Shares represented by bids at that bidding increment. Each accepted bid submitted at the clearing price will be allocated a number of Preferred Shares approximately equal to the pro-rata allocation percentage multiplied by the number of Preferred Shares represented by its bid, rounded to the nearest whole number of Preferred Shares. In no case, however, will any rounded amount exceed the original bid size.

•

After Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents and each network broker that has submitted successful bids will notify you, in the event your bids have been accepted by Treasury, by electronic message, telephone, facsimile or otherwise that the auction has closed and that your bids have been accepted by Treasury (subject, in some cases, to pro-ration, as described in this prospectus supplement). They may also provide you with a preliminary allocation estimate, which will be subsequently followed by a final allocation and confirmation of sale. In the event your bids are not accepted, you may be notified that your bids have not been accepted. As a result of the varying delivery times involved in sending e-mails over the Internet and other methods of delivery, you may receive notices of acceptance before or after other bidders.

•

The clearing price and number of Preferred Shares to be sold are expected to be announced via press release on the business day following the end of the auction. The price will also be included in the notice of acceptance and the confirmation of sale that will be sent to successful bidders, and will also be included in the final prospectus supplement for the offering.

•	Sales to investors will be settled through your account with the broker through which your bid was submitted.

•

If you submit bids that are accepted by Treasury, you will be obligated to purchase the Preferred Shares allocated to you regardless of whether you are aware that the notice of acceptance of your bid has been sent. Once an underwriter has sent out a notice of acceptance and confirmation of sale, it will not cancel or reject your bid. The auction agents and Treasury will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders. As a result, you will be responsible for paying for all of the Preferred Shares that are finally allocated to you at the public offering price.

You should carefully review the procedures of, and communications from, the institution through which you bid to purchase Preferred Shares.

Auction Process Developments

You should keep in contact with the institution through which your bid has been submitted and monitor your relevant e-mail accounts, telephone and facsimile for notifications related to this offering, which may include:

•

Potential Request for Reconfirmation. The auction agents, in their sole discretion, may ask you to reconfirm your bid by directly contacting you (or your broker, if you submitted your bid through a broker other than an auction agent), although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws. If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn. The auction agents may, however, choose to accept your bid even if it has not been reconfirmed.

•

Notice of Acceptance. Notification as to whether any of your bids are successful and have been accepted by Treasury. This notification will include the final clearing price. If your bids have been accepted by Treasury, you will be informed about the results of the auction process.

SELLING SHAREHOLDER

The table below sets forth information concerning the resale of the Preferred Shares by Treasury. We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. Our operations are regulated by various U.S. governmental authorities, including in certain respects by Treasury. Other than through its role as a regulator and the acquisition of the Preferred Shares, Treasury has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Treasury acquired the Preferred Shares as part of the Troubled Asset Relief Program, which was established pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”). EESA was enacted into law on October 3, 2008 to restore confidence and stabilize the volatility in the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.

The following description was provided by Treasury and is derived from the website of Treasury. Treasury is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under the EESA, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities, that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part, or any other act or omission in connection with the offering to which this prospectus supplement and the accompanying prospectus relate, likely would be barred. In addition, Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part or resulting from any other act or omission in connection with the offering to which this prospectus supplement and the accompanying prospectus relates likely would be barred. See “Risk Factors — Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.”

The table below sets forth information with respect to the number of Preferred Shares beneficially owned by Treasury as of June 11, 2012, the number of Preferred Shares being offered by Treasury in this offering, and the number of Preferred Shares to be beneficially owned by Treasury after this offering, assuming all the Preferred Shares offered by Treasury in this offering are sold. The percentages below are calculated based on 25,223 Preferred Shares issued and outstanding as of June 11, 2012.

	Beneficial Ownership Prior to the Offering(1)(2)			Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Preferred Shares Beneficially Owned(1)	Percent	Preferred Shares Being Offered	Number of Preferred Shares Beneficially Owned(1)(2)	Percent
United States Department of the Treasury 1500 Pennsylvania Avenue, N.W. Washington, D.C. 20220	25,223	100%	25,223	0	0%

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any Preferred Shares over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days.
(2)	Treasury also owns a warrant to purchase 561,343 of the shares of our common stock.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of the Preferred Shares. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations and judicial and administrative authority, all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary is limited to investors who will hold the Preferred Shares as capital assets and does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances. This discussion does not address the tax consequences to investors who are subject to special tax rules, such as banks and other financial institutions, insurance companies, governments and governmental entities, broker-dealers, partnerships and their partners, tax-exempt organizations, investors that will hold the Preferred Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, U.S. expatriates, or U.S. holders that have a functional currency that is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any alternative minimum tax consequences or any state, local or non-U.S. tax consequences. Each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the purchase, ownership, and disposition of the Preferred Shares.

For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of the Preferred Shares and you are for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable Treasury regulations to be treated as a United States person. You are a “non-U.S. holder” if you are a beneficial owner of the Preferred Shares that is an individual, corporation, estate or trust that is not a U.S. holder.

If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) is a holder of the Preferred Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Preferred Shares, you should consult your own tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the Preferred Shares.

U.S. Holders

Distributions on the Preferred Shares. In general, if distributions are made with respect to the Preferred Shares, the distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of our current and accumulated earnings and profits is treated first as a nontaxable return of capital reducing your tax basis in the Preferred Shares. Any amount in excess of your tax basis is treated as capital gain, the tax treatment of which is discussed below under “Sale or Redemptions of the Preferred Shares.”

Dividends received by individual holders of the Preferred Shares will generally be subject to a reduced maximum tax rate of 15% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends that are paid to individual stockholders with respect to Preferred Shares that are held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Preferred Shares become ex-dividend. Furthermore, the rate reduction does not apply to dividends received to the extent that an individual holder elects to treat the dividends as “investment income” for purposes of determining the holder’s limit for the deduction of investment interest under Section 163(d) of the Code. The 15% dividend rate is scheduled to expire December 31, 2012, at which time the rate will revert back to ordinary income rates previously in effect and applicable to dividends unless the Code is amended to provide for a different rate. In addition, under the Health Care and Education Reconciliation Act of 2010, dividends received after December 31, 2012 by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. You should consult your own tax advisors regarding the implications of these rules in light of your particular circumstances.

Dividends received by corporate holders of the Preferred Shares may be eligible for a dividends received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including limitations related to “debt financed portfolio stock” under Section 246A of the Code and to the holding period requirements of Section 246 of the Code. In addition, any amount received by a corporate holder that is treated as a dividend may, depending on the circumstances, constitute an “extraordinary dividend” subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in Treasury regulations yet to be promulgated). Under Section 1059, a corporate holder that has held shares for two years or less before the dividend announcement date generally must reduce the tax basis of all of the holder’s shares (but not below zero) by the “non-taxed portion” of any “extraordinary dividend” and, if the non-taxed portion exceeds the holder’s tax basis for the shares, must treat any excess as gain from the sale or exchange of the shares in the year the payment is received. Individual holders of Preferred Shares that receive any “extraordinary dividends” that are treated as “qualified dividend income” (as discussed above) will be required to treat any losses on the sale of such Preferred Shares as long-term capital losses to the extent of such dividends. We strongly encourage you to consult your own tax advisor regarding the extent, if any, to which these provisions may apply to you in light of your particular facts and circumstances.

Sale or Redemption of the Preferred Shares. On the sale or exchange of the Preferred Shares to a party other than us, you generally will realize capital gain or loss in an amount equal to the difference between (a) the amount of cash and the fair market value of any property you receive on the sale and (b) your tax basis in the Preferred Shares. We strongly encourage you to consult your own tax advisors regarding applicable rates, holding periods and netting rules for capital gains and losses in light of your particular facts and circumstances. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

On the redemption of Preferred Shares by us, your surrender of the Preferred Shares for the redemption proceeds will be treated either as a payment received upon sale or exchange of the Preferred Shares or as a distribution with respect to all of your equity interests in us. Resolution of this issue will turn on the application of Section 302 of the Code to your individual facts and circumstances.

The redemption will be treated as gain or loss from the sale or exchange of Preferred Shares (as discussed above) if:

•	the redemption is “substantially disproportionate” with respect to you within the meaning of Section 302(b)(2) of the Code;

•	your interest in the Preferred Shares and any other equity interest in us is completely terminated (within the meaning of Section 302(b)(3) of the Code) as a result of such redemption; or

•

the redemption is “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In general, redemption proceeds are “not essentially equivalent to a dividend” if the redemption results in a “meaningful reduction” of your interest in the issuer.

In determining whether any of these tests has been met, you must take into account not only the Preferred Shares and other equity interests in us that you actually own, but also shares and other equity interests that you constructively own within the meaning of Section 318 of the Code.

If none of the above tests giving rise to sale or exchange treatment is satisfied, then a payment made in redemption of the Preferred Shares will be treated as a distribution that is subject to the tax treatment described above under “Distributions on the Preferred Shares.” The amount of the distribution will be equal to the amount of cash and the fair market value of property you receive without any offset for your tax basis in the Preferred Shares. Your tax basis in the redeemed Preferred Shares should be transferred to your remaining Preferred Shares. If, however, you have no remaining Preferred Shares, your basis could be lost.

Any redemption proceeds that are attributable to any declared but unpaid dividends on the Preferred Shares will generally be subject to the rules described above under “U.S. Holders — Distributions on the Preferred Shares.”

We strongly encourage you to consult your own tax advisor regarding: (a) whether a redemption payment will qualify for sale or exchange treatment under Section 302 of the Code or, alternatively, will be characterized as a distribution; and (b) the resulting tax consequences to you in light of your individual facts and circumstances.

Information Reporting and Backup Withholding. Information reporting will generally apply to noncorporate U.S. holders with respect to payments of dividends on the Preferred Shares and to certain payments of proceeds on the sale or other disposition of the Preferred Shares. Certain noncorporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Preferred Shares and certain payments of proceeds on the sale or other disposition of the Preferred Shares unless the beneficial owner of the Preferred Shares furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service (the “IRS”).

Non-U.S. Holders

Distributions on the Preferred Shares. Distributions treated as dividends as described above under “U.S. Holders — Distributions on the Preferred Shares” paid to a non-U.S. holder of the Preferred Shares will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, distributions that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty or an exemption from withholding for dividends effectively connected to a U.S. trade or business, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Sale or Redemption of the Preferred Shares. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption (except as discussed below) or other disposition of the Preferred Shares except for (i) certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, (ii) gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), (iii) non-U.S. holders that are subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (iv) gain if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in a capacity as a creditor. To the extent that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and a non-U.S. holder was not eligible for a treaty exemption, any gain on the sale of our Preferred Shares would be treated as effectively connected with a trade or business within the United States and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Gain that is treated as effectively connected with a trade or business within the United States will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder was a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected income received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not currently and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

A payment made to a non-U.S. holder in redemption of the Preferred Shares may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under “U.S. Holders — Sale or Redemption of the Preferred Shares,” in which event such payment would be subject to tax as discussed above under “— Distributions on the Preferred Shares.” Prospective investors should consult their own tax advisors to determine the proper tax treatment of any payment received in redemption of the Preferred Shares.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS reporting payments of dividends on the Preferred Shares and the amount of tax, if any, withheld with respect to those payments. Copies of information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Preferred Shares and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on the Preferred Shares or on the proceeds from a sale or other disposition of the Preferred Shares. Satisfaction of the certification procedures required to claim a reduced rate of withholding under a treaty described above in the section titled “Distributions on the Preferred Shares” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

New Legislation Relating to Foreign Accounts

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. The legislation generally imposes a 30% withholding tax on dividends on or gross proceeds from the sale or other disposition of Preferred Shares paid to a foreign financial institution unless the foreign financial institution enters into an agreement with Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation generally imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Under recently issued IRS guidance, these rules generally would apply to payments of dividends on the Preferred Shares made after December 31, 2013, and payments of gross proceeds from a disposition of the Preferred Shares made after December 31, 2014. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

Treasury is offering the Preferred Shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P. as representatives of the several underwriters. The terms and conditions set forth in the underwriting agreement, dated                     , 2012, govern the sale and purchase of the Preferred Shares. Each underwriter named below has severally agreed to purchase from Treasury, and Treasury has agreed to sell to such underwriter, the number of Preferred Shares set forth opposite the name of each underwriter below at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement.

Underwriter	Number of Preferred Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Sandler O’Neill & Partners, L.P.
C.L. King & Associates, Inc.
Guzman & Company
Mischler Financial Group, Inc.

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the Preferred Shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Preferred Shares that Treasury determines to sell, if any are purchased. The number of Preferred Shares that Treasury may determine to sell will depend, in part, upon the success of the auction process. See “Auction Process — The Auction Process — Pricing and Allocation.”

The underwriters plan to offer the Preferred Shares for sale pursuant to the auction process described above under “Auction Process.” Preferred Shares sold by the underwriters to the public will be sold at the clearing price determined through that auction process plus accrued dividends thereon. During the auction period, bids may be placed for Preferred Shares at any price in increments of $0.01. The offering of the Preferred Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. As described under “Auction Process,” Treasury may decide not to sell any Preferred Shares in the auction process, regardless of the clearing price set in the auction process.

The underwriters are committed to purchase and pay for all such Preferred Shares, if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated. The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement.

The following table shows the per share and total underwriting discounts and commissions that the underwriters will receive and the proceeds Treasury will receive.

Preferred Stock	Per Share	Total
Price to public(1)	$	$
Underwriting discounts and commissions to be paid by Treasury(2)
Proceeds to Treasury(1)

(1)	Plus accrued dividends from and including May 15, 2012.

(2)	Treasury has agreed to pay all underwriting discounts and commissions and transfer taxes. We have agreed to pay all transaction fees, if any, applicable to the sale of the Preferred Shares and certain fees and disbursements of counsel for Treasury incurred in connection with this offering.

We estimate that the total expenses of this offering, other than the underwriting discounts and commissions and transfer taxes, if any, will be approximately $175,000 and are payable by us.

Restriction on Sales of Securities

We and Treasury have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 30 days after the date of this prospectus supplement, that we will not, without the prior written consent of the representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of preferred stock or any securities convertible into, or exercisable or exchangeable, for preferred stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of preferred stock.

The restrictions described in the immediately preceding paragraph will not apply to sales by Treasury of any of our Preferred Shares back to us. The underwriters may, in their sole discretion and at any time and from time to time, without notice, release all or any portion of the Preferred Shares and other securities from the foregoing restrictions.

Indemnity

We have agreed to indemnify Treasury and the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions.

Stabilizing transactions permit bids to purchase Preferred Shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of Preferred Shares while this offering is in progress.

These stabilizing transactions may have the effect of raising or maintaining the market price of our Preferred Shares or preventing or retarding a decline in the market price of our Preferred Shares. As a result, the price of our Preferred Shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Preferred Shares. These transactions may be effected in the open market or otherwise and, if commenced, may be discontinued at any time.

Listing

The Preferred Shares will not be listed for trading on any stock exchange or available for quotation on any national quotation system.

Selling Restrictions

United Kingdom

Each underwriter shall be deemed to have represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Preferred Shares in circumstances in which Section 21(1) of the FSMA does not apply to our company; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Preferred Shares in, from or otherwise involving the United Kingdom.

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, unincorporated associations and other persons, falling within Article 49(2)(a) to (d) of the Order or (iv) other persons to whom it may be lawfully communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). The Preferred Shares are only available to, and investment activity will only be engaged in with, relevant persons. Any person that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or either of their respective contents.

European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any Preferred Shares that are the subject of the offering contemplated in this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Preferred Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors,” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Preferred Shares shall result in a requirement for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer to the public of any Preferred Shares” in relation to the Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Preferred Shares to be offered so as to enable an investor to decide to purchase the Preferred Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Conflict of Interest; Other Relationships

From time to time, the underwriters and their affiliates have provided, and may continue to provide, investment banking and other financial advisory services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services. Sandler O’Neill & Partners, L.P. acted as our financial advisor on several transactions, including our issuance of the Preferred Shares to Treasury.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SUPERVISION AND REGULATION

We are extensively regulated and are subject to a comprehensive regulatory framework that imposes restrictions on their activities, minimum capital requirements, lending and deposit restrictions, and numerous other requirements. This system of regulation is primarily intended for the protection of depositors, federal deposit insurance funds and the banking system as a whole, rather than for the protection of shareholders and creditors. Many of these laws and regulations have undergone significant change in recent years and are likely to change in the future. Future legislative or regulatory change, or changes in enforcement practices or court rulings, may have a material adverse impact on us.

Bank Regulatory Enforcement Authority

The federal bank regulatory agencies have broad authority to issue orders to depository institutions and their holding companies prohibiting activities that constitute violations of law, rule, regulation, or administrative order, or that represent unsafe or unsound banking practices. The federal bank regulatory agencies also are empowered to require affirmative actions to correct any violation or practice; issue administrative orders that can be judicially enforced; direct increases in capital; limit dividends and distributions; restrict growth; assess civil money penalties against institutions or individuals who violate any laws, regulations, orders, or written agreements with the agencies; order termination of certain activities of holding companies or their nonbank subsidiaries; remove officers and directors; order divestiture of ownership or control of a nonbanking subsidiary by a holding company; terminate deposit insurance and appoint a conservator or receiver.

Bank Secrecy Act/Anti-Money Laundering

The Bank Secrecy Act and USA PATRIOT Act of 2001 contain anti-money laundering and financial transparency provisions intended to detect, and prevent the use of the U.S. financial system for, money laundering and terrorist financing activities. The Bank Secrecy Act, as amended by the USA PATRIOT Act, requires depository institutions and their holding companies to undertake activities including maintaining an anti-money laundering program, verifying the identity of clients, monitoring for and reporting suspicious transactions, reporting on cash transactions exceeding specified thresholds, and responding to requests for information by regulatory authorities and law enforcement agencies. We have implemented internal practices, procedures, and controls designed to comply with these requirements.

Affiliate Transactions

Sections 23A and 23B of the Federal Reserve Act, and the implementing regulations thereunder, impose certain limits and requirements on “covered transactions” between insured depository institutions and their non-bank affiliates. Such “covered transactions” include a loan or extension of credit to the affiliate, purchase of securities issued by the affiliate, purchase of assets from the affiliate, certain derivative transactions that create a credit exposure to an affiliate, the acceptance of securities issued by the affiliate as collateral for a loan, and the issuance of a guarantee, acceptance or letter of credit on behalf of the affiliate. Sections 23A and 23B and the implementing regulations generally limit the amount of covered transactions between an institution and a single affiliate, as well as the aggregate amount of covered transactions between an institution and all of its affiliates. In addition, covered transactions that are credit transactions must be secured by acceptable collateral, and all covered transactions must be on terms that are at least as favorable to the institution as then-prevailing in the market for comparable transactions with unaffiliated entities.

For additional information about the laws and regulations applicable to us, see “Item 1. Business—Supervision and Regulation” in Part I, Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2011, which information is here incorporated by reference.

LEGAL MATTERS

The validity of the Preferred Shares offered by this prospectus supplement and certain other legal matters will be passed upon for us by Calfee, Halter and Griswold LLP. The underwriters are represented by Sidley Austin LLP.

EXPERTS

Our consolidated financial statements as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of Plante & Moran, PLLC, registered independent public accountants, incorporated by reference herein and therein and upon the authority of said firm as experts in accounting and auditing.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated June 11, 2012

PROSPECTUS

25,223 Shares

LNB BANCORP, Inc.

Fixed Rate Cumulative Perpetual Preferred Stock, Series B

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, or the series B preferred shares. The series B preferred shares were originally issued by us pursuant to the Letter Agreement dated December 12, 2008, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the series B preferred shares from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices or at negotiated prices. If these series B preferred shares are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of series B preferred shares by the selling securityholders.

The series B preferred shares are not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the series B preferred shares on any exchange.

Our principal executive offices are located at 457 Broadway, Lorain, Ohio 44052 and our telephone number is (440) 244-6000. Our Internet address is http://www.4lnb.com.

Investing in our series B preferred shares involves risks. Please read “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts or other obligations of any bank or savings association and are not insured or guaranteed by any insurance fund of the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental organization.

The date of this prospectus is         , 2012.

i

ABOUT THIS PROSPECTUS

You should read this prospectus and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make a decision to invest in the series B preferred shares. In particular, you should review the information under the heading “Risk Factors” beginning on page 5 of this prospectus and the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein. You should rely only on the information contained or incorporated by reference in this prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the selling securityholder are making an offer to sell the series B preferred shares in any manner in which, or in any jurisdiction where, the offer or sale thereof is not permitted. We have not authorized any person to provide you with different or additional information. If any person provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects may have changed since any such date.

In this prospectus, we frequently use the terms “we,” “our,” “us,” “LNB,” or “the Company” to refer to LNB Bancorp, Inc. and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include but are not limited to:

•

a worsening of economic conditions or slowing of any economic recovery, which could negatively impact, among other things, business activity and consumer spending and could lead to a lack of liquidity in the credit markets;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	increases in interest rates or further weakening of economic conditions that could constrain borrowers’ ability to repay outstanding loans or diminish the value of the collateral securing those loans;

•

market conditions or other events that could negatively affect the level or cost of funding, affecting the Company’s ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth, and new business transactions at a reasonable cost, in a timely manner and without adverse consequences;

•

changes in political conditions or the legislative or regulatory environment, including new or heightened legal standards and regulatory requirements, practices or expectations, which may impede profitability or affect the Company’s financial condition (such as, for example, the Dodd-Frank Act and rules and regulations that have been or may be promulgated under the Dodd-Frank Act);

•

persisting volatility and limited credit availability in the financial markets, particularly if market conditions limit the Company’s ability to raise funding to the extent required by banking regulators or otherwise;

•	significant increases in competitive pressure in the banking and financial services industries, particularly in the geographic or business areas in which the Company conducts its operations;

•

limitations on the Company’s ability to return capital to shareholders, including the ability to pay dividends, and the dilution of the Company’s common shares that may result from, among other things, the terms of the TARP Capital Purchase Program, pursuant to which the Company issued securities to the U.S. Treasury;

•	adverse effects on the Company’s ability to engage in routine funding transactions as a result of the actions and commercial soundness of other financial institutions;

•

general economic conditions becoming less favorable than expected, continued disruption in the housing markets and/or asset price deterioration, which have had and may continue to have a negative effect on the valuation of certain asset categories represented on the Company’s balance sheet;

•	increases in deposit insurance premiums or assessments imposed on the Company by the Federal Deposit Insurance Corporation (the “FDIC”);

•	a failure of the Company’s operating systems or infrastructure, or those of its third-party vendors, that could disrupt its business;

•	risks that are not effectively identified or mitigated by the Company’s risk management framework; and

•

difficulty attracting and/or retaining key executives and/or relationship managers at compensation levels necessary to maintain a competitive market position; as well as the risks and uncertainties described from time to time in the Company’s reports as filed with the SEC.

The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or through our website at www.4lnb.com. However, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents we file with the SEC should be directed to LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052, Attention: Gary J. Elek, Chief Financial Officer, telephone: (440) 244-6000.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information “furnished” rather than “filed”):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	the Company’s Current Report on Form 8-K filed on May 3, 2012; and

•	the Company’s Definitive Proxy Statement related to its 2012 annual meeting of shareholders, as filed with the SEC on March 13, 2012.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052, Attention: Gary J. Elek, Chief Financial Officer, telephone: (440) 244-6000.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision to purchase the series B preferred shares. You should carefully read this entire prospectus, as well as the information incorporated by reference herein, before deciding whether to invest in the series B preferred shares. You should carefully consider the sections entitled “Risk Factors” in this prospectus and the documents incorporated by reference herein to determine whether an investment in the series B preferred shares is appropriate for you.

Business

We are a diversified banking services company headquartered in Lorain, Ohio and organized as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). We engage in lending and depository services, investment services, and other traditional banking services offered through our wholly-owned subsidiary, The Lorain National Bank (the “Bank”). The primary business of the Bank is providing personal, mortgage and commercial banking products, along with investment management and trust services. The Lorain National Bank operates through 20 retail-banking locations and 29 automated teller machines (“ATMs”) in Lorain, Erie, Cuyahoga and Summit counties in the Ohio communities of Lorain, Elyria, Amherst, Avon, Avon Lake, LaGrange, North Ridgeville, Oberlin, Olmsted Township, Vermilion, Westlake and Hudson, as well as a business development office in Cuyahoga County. The Company’s management team (“Management”) believes that the Bank is well positioned to compete successfully in its market area. Management believes that the commitment of the Bank to provide quality personal service and its local community involvement give the Bank a competitive advantage over other financial institutions operating in its markets.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

The Offering

Issuer	LNB Bancorp, Inc.

Fixed Rate Cumulative Perpetual Preferred Stock, Series B, offered by us	None

Fixed Rate Cumulative Perpetual Preferred Stock, Series B, offered by selling securityholders	Up to 25,223 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B

Use of proceeds	We will not receive any proceeds from the sale of the shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B.

Listing	Our Fixed Rate Cumulative Perpetual Preferred Stock, Series B is not listed on any exchange.

Risk factors	You should consider carefully the matters set forth under “Risk Factors” beginning on page 5 of this prospectus before deciding to purchase any shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B.

RISK FACTORS

An investment in our series B preferred shares is subject to risks inherent in our business and risks relating to the structure of the series B preferred shares. The material risks and uncertainties that management believes affect your investment in the series B preferred shares are described below and in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference herein. Before making an investment decision, you should carefully consider the risks and uncertainties described below and in the information included or incorporated by reference in this prospectus. If any of these risks or uncertainties are realized, our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects, as well as our ability to pay dividends on the series B preferred shares, could be materially and adversely affected and the market price of the series B preferred shares could decline significantly and you could lose some or all of your investment.

Risks Associated with Our Business

For the risks associated with our business and industry, as well as the risks related to legislative and regulatory events, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated in this prospectus by reference.

Risk Factors Related to an Investment in the Series B Preferred Shares

We rely on dividends we receive from our subsidiary and are subject to restrictions on our ability to declare or pay dividends.

As a bank holding company, our ability to pay dividends depends primarily on the receipt of dividends from our wholly-owned bank subsidiary. Dividend payments from the Bank are subject to legal and regulatory limitations, generally based on retained earnings, imposed by bank regulatory agencies. The ability of the Bank to pay dividends is also subject to financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements.

An investment in the series B preferred shares is not an insured deposit.

The series B preferred shares are not bank deposits and, therefore, are not insured against loss by the FDIC or any other public or private entity. Investment in the series B preferred shares is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and is subject to the same market forces that affect the capital stock in any company. As a result, if you acquire the series B preferred shares you may lose some or all of your investment.

An active trading market for the series B preferred shares may not develop or be maintained.

The series B preferred shares are not currently listed on any securities exchange or available for quotation on any national quotation system, and we do not anticipate listing the series B preferred shares. There can be no assurance that an active trading market for the series B preferred shares will develop or, if developed, will be maintained. If an active market is not developed and maintained, the market value and liquidity of the series B preferred shares may be materially and adversely affected.

The series B preferred shares may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66 2/3% of the series B preferred shares then outstanding, voting as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the series B preferred shares. The terms of any such future preferred stock expressly senior to the series B preferred shares may prohibit or otherwise restrict dividend payments on the series B preferred shares. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the series B preferred shares have been paid for the relevant periods, no dividends will be paid on the series B preferred shares, and no series B preferred shares may be repurchased, redeemed, or otherwise acquired by us. In addition, in the event of our liquidation, dissolution or winding-up, the terms of any such senior preferred stock would likely prohibit us from making any payments on the series B preferred shares until all amounts due to holders of such senior preferred stock are paid in full.

Holders of the series B preferred shares have limited voting rights.

Unless and until we are in arrears on our dividend payments on the series B preferred shares for six quarterly periods, whether or not consecutive, the holders of the series B preferred shares will have no voting rights except with respect to certain fundamental changes in the terms of the series B preferred shares and certain other matters and except as may be required by applicable law. If dividends on the series B preferred shares are not paid in full for six quarterly periods, whether or not consecutive, the total number of positions on the Company’s board of directors will increase by two and the holders of the series B preferred shares, acting as a class with any other shares of our preferred stock with parity voting rights to the series B preferred shares, will have the right to elect two individuals to serve in the new director positions at the next annual meeting (or at a special meeting called for this purpose). This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “Description of Preferred Shares—Voting Rights” in this prospectus.

We are subject to extensive regulation, and ownership of the series B preferred shares may have regulatory implications for holders thereof.

We are subject to extensive federal and state banking laws, including the BHC Act, and federal and state banking regulations, that impact the rights and obligations of owners of the series B preferred shares, including, for example, our ability to declare and pay dividends on, and to redeem, the series B preferred shares. Although the Company does not believe the series B preferred shares are considered “voting securities” currently, if they were to become voting securities for the purposes of the BHC Act, whether because the Company has missed six dividend payments and holders of the series B preferred shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the series B preferred shares, or a holder of a lesser percentage of our series B preferred shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHC Act. In addition, if the series B preferred shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHC Act may need approval to acquire or retain more than 5% of the then outstanding series B preferred shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the series B preferred shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the series B preferred shares should consult their own counsel with regard to regulatory implications.

The United States Department of Treasury is a federal agency and your ability to bring a claim against the United States Department of Treasury under the federal securities laws in connection with a purchase of series B preferred shares may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, the United States Department of Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the officers, agents or employees of the United States Department of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus, the registration statement of which this prospectus or the documents incorporated by reference in this prospectus are a part or resulting from any other act or omission in connection with the offering of the series B preferred shares by the United States Department of Treasury would likely be barred.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the series B preferred shares by the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and preferred stock dividends for the periods indicated. No series B preferred shares were outstanding during the year ended December 31, 2007, and we did not repay preferred dividends during that period. Consequently, the ratio of earnings to fixed charges and preferred dividends are the same as the ratio of earnings to fixed charges for that period.

	Quarter Ended March 31, 2012	Quarter Ended March 31, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
(unaudited)
Ratios of Earnings to Fixed Charges and Preferred Stock Dividends(1)
Excluding interest on deposits	3.40x	2.53x	2.69x	2.66x	(0.05)x	1.90x	3.01x
Including interest on deposits	1.83x	1.44x	1.51x	1.45x	0.79 x	1.13x	1.25x

(1)	The ratio of earnings to fixed charges is calculated by adding income before income taxes plus fixed charges and dividing that sum by fixed charges.

DESCRIPTION OF PREFERRED SHARES

The following is a brief description of the terms of the series B preferred shares that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Second Amended Articles of Incorporation, as amended, including the Certificate of Amendment with respect to the series B preferred shares, copies of which have been filed with the SEC and are also available upon request from us.

General

Under our Second Amended Articles of Incorporation, as amended, we have authority to issue up to one million preferred shares, no par value per share. Of such number of preferred shares, 150,000 shares have been designated as series A voting preferred shares, and 25,223 shares have been designated as series B preferred shares, all of which series B preferred shares were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of series B preferred shares are validly issued, fully paid and nonassessable.

Dividends Payable on Series B Preferred Shares

Holders of series B preferred shares are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per series B preferred share with respect to each dividend period from December 12, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of series B preferred shares are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per series B preferred share with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the series B preferred shares are payable to holders of record of series B preferred shares on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the series B preferred shares, we are required to provide written notice to the holders of series B preferred shares prior to the applicable dividend payment date. Since the dividends on the series B preferred shares are cumulative, we will still remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods). Since issuing the series B preferred shares, we have declared and paid all accrued dividends on the series B preferred shares to the date of this prospectus.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Ohio state laws relating to the payment of dividends.

We are not obligated to pay holders of the series B preferred shares any dividend in excess of the dividends on the series B preferred shares that are payable as described above. There is no sinking fund with respect to dividends on the series B preferred shares.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the series B preferred shares will rank:

•	senior to our common shares and all other equity securities designated as ranking junior to the series B preferred shares; and

•

at least equally with all other equity securities designated as ranking on a parity with the series B preferred shares, or parity stock, including our series A voting preferred shares (of which, as of the date of this prospectus, 150,000 shares are designated, but none are issued), with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of LNB.

So long as any series B preferred shares remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on LNB’s common shares or other junior stock, other than a dividend payable solely in common shares. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any of our common shares or other junior stock unless we have paid in full all accrued dividends on the series B preferred shares for all prior dividend periods, other than:

•

purchases, redemptions or other acquisitions of our common shares or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•

purchases or other acquisitions by broker-dealer subsidiaries of LNB solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of LNB for resale pursuant to an offering by LNB of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not LNB or a subsidiary of LNB, including as trustee or custodian; and

•

the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common shares.

If we repurchase series B preferred shares from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the series B preferred shares then held by the initial selling securityholder.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the series B preferred shares and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the series B preferred shares), with respect to the series B preferred shares and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common shares and any other stock ranking equally with or junior to the series B preferred shares from time to time out of any funds legally available for such payment, and the series B preferred shares shall not be entitled to participate in any such dividend.

Redemption

The series B preferred shares may be redeemed at any time, subject to the approval of the appropriate federal banking agency, in whole or in part, subject to notice as described below. We have not applied for such regulatory approval and have no present intention to redeem any of the series B preferred shares in the near future or before February 15, 2014. However, we do intend to continue to assess potential alternatives with respect to redeeming the series B preferred shares, based on our consideration of, among other things, our anticipated capital requirements, projected dividend capacity from the Bank, the availability and attractiveness of alternative sources of capital, our risk profile, our earnings performance and asset quality trends and input from our regulators.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption, provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder or record of the redeemed shares on the dividend record date.

The series B preferred shares will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of series B preferred shares have no right to require the redemption or repurchase of the series B preferred shares.

If fewer than all of the outstanding series B preferred shares are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of the series B preferred shares in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

The Securities Purchase Agreement between us and the United States Treasury Department provides that so long as the initial selling securityholder continues to own any series B preferred shares, we may not repurchase any series B preferred shares from any other holder of such shares unless we offer to repurchase a ratable portion of the series B preferred shares then held by initial selling securityholder on the same terms and conditions.

We will mail notice of any redemption of the series B preferred shares by first class mail, postage prepaid, addressed to the holders of record of the series B preferred shares to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of the series B preferred shares designated for redemption will not affect the redemption of any other series B preferred shares. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where the series B preferred shares are to be redeemed, and the number of series B preferred shares to be redeemed (and, if less than all series B preferred shares held by the applicable holder, the number of shares to be redeemed from the holder).

Series B preferred shares that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued preferred shares, which may then be reissued by us as any series of preferred stock other than the series B preferred shares.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of series B preferred shares will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the series B preferred shares will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common shares or any other shares ranking, as to that distribution, junior to the series B preferred shares.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of the series B preferred shares and all holders of any shares of outstanding parity stock, the amounts paid to the holders of the series B preferred shares and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of the series B preferred shares has been paid in full to all holders of the series B preferred shares and other shares of parity stock, the holders of our common shares or any other shares ranking, as to such distribution, junior to the series B preferred shares will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

No Conversion Rights

Holders of the series B preferred shares have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

Except as indicated below or otherwise required by law, the holders of series B preferred shares will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the series B preferred shares have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of series B preferred shares, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. At such time, this right will terminate which respect to the series B preferred shares, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the series B preferred shares. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Stock Market® (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

The Certificate of Designations establishing the terms of the series B preferred shares does not specify the manner in which the nomination of directors would be conducted. Under applicable provisions of our code of regulations, shareholder nominations of directors must be made in writing and delivered or mailed to the President or the Secretary not less than 14 days nor more than 50 days prior to any shareholder meeting called for the election of directors. If less than 21 days notice of the meeting is given to shareholders, then the nominations must be mailed or delivered to the President or the Secretary not later than the close of business on the seventh day following the day on which the notice was mailed. Notification of any nomination must contain the following information:

•	the name and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	if known, the total number of shares that will be voted for each proposed nominee;

•	the name and residence address of the notifying shareholder(s); and

•	the number of shares owned by the notifying shareholder(s).

Other than these advance notice provisions of our code of regulations, there is no limit on the number of nominations and the two candidates receiving the greatest number of votes from the holders of the series B preferred shares would be elected as the two new preferred stock directors.

Upon the termination of the right of the holders of series B preferred shares and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of LNB will be reduced by the number of preferred stock directors that the holders of series B preferred shares and voting parity stock had been entitled to elect. The holders of a majority of the series B preferred shares and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the series B preferred shares and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Although the Company does not believe the series B preferred shares are considered “voting securities” currently, if they were to become “voting securities” for the purposes of the BHC Act, whether because the Company has missed six dividend payments and holders of the series B preferred shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the series B preferred shares, or a holder of a lesser percentage of our series B preferred shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHC Act. In addition, if the series B preferred shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHC Act may need approval to acquire or retain more than 5% of the then outstanding series B preferred shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the series B preferred shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the series B preferred shares should consult their own counsel with regard to regulatory implications.

Other Voting Rights. So long as any shares of series B preferred shares are outstanding, in addition to any other vote or consent of shareholders required by law or by our Second Amended Articles of Incorporation, as amended, the vote or consent of the holders of at least 66 2/3% of the series B preferred shares at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•

any amendment or alteration of our Second Amended Articles of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the series B preferred shares with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of LNB;

•

any amendment, alteration or repeal of any provision of the Certificate of Amendment for the series B preferred shares so as to adversely affect the rights, preferences, privileges or voting powers of the series B preferred shares; or

•

any consummation of a binding share exchange or reclassification involving the series B preferred shares or of a merger or consolidation of LNB with another entity, unless the series B preferred shares remain outstanding following any such transaction or, if LNB is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of series B preferred shares or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the series B preferred shares, taken as a whole.

Provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, including authorized series B preferred shares necessary to satisfy preemptive or similar rights granted by us to other persons prior to December 12, 2008 and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the series B preferred shares with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the series B preferred shares and will not require the vote or consent of the holders of the series B preferred shares.

To the extent of the voting rights of the series B preferred shares, each holder of series B preferred shares will have one vote for each $1,000 of liquidation preference to which such holder’s series B preferred shares are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding series B preferred shares have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of series B preferred shares to effect the redemption.

SELLING SECURITYHOLDER

On December 12, 2008, we issued the series B preferred shares covered by this prospectus to the United States Department of Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the series B preferred shares they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	25,223 shares of series B preferred shares, representing beneficial ownership of 100% of the series B preferred shares outstanding on the date of this prospectus.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the series B preferred shares covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the series B preferred shares. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the series B preferred shares.

We do not know when or in what amounts the selling securityholders may offer the series B preferred shares for sale. The selling securityholders might not sell any or all of the series B preferred shares offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the series B preferred shares that will be held by the selling securityholders after completion of the offering. We will not receive any proceeds from the sale of any series B preferred shares sold by the selling securityholders.

Our operations are regulated by various U.S. governmental authorities, including in certain respects by the United States Department of Treasury. Other than through its role as a regulator and with respect to the acquisition of the series B preferred shares, a warrant to purchase 561,343 of the Company’s common shares, and any common shares issuable from time to time upon exercise of such warrant, the initial selling securityholder has not had a material relationship with us.

The United States Department of Treasury acquired the series B preferred shares as part of the Troubled Asset Relief Program, which was established pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”). EESA was enacted into law on October 3, 2008 to restore confidence and stabilize the volatility in the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.

The following description was provided by the United States Department of Treasury and is derived from its website. The initial selling securityholder is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. It is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. It operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. It works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. It also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under EESA, the initial selling securityholder was given certain authority and facilities to restore the liquidity and stability of the financial system.

The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities, that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against the initial selling securityholder alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus, or any other act or omission in connection with the offering to which this prospectus relate, likely would be barred. In addition, the initial selling securityholder and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of the initial selling securityholder for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or resulting from any other act or omission in connection with the offering to which this prospectus relates likely would be barred. See “Risk Factors – The United States Department of Treasury is a federal agency and your ability to bring a claim against the United States Department of Treasury under the federal securities laws in connection with a purchase of series B preferred shares may be limited.”

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the series B preferred shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the series B preferred shares. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The series B preferred shares may be sold in one or more transactions at fixed prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the preferred shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the series B preferred shares on any securities exchange or for inclusion of the series B preferred shares in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the series B preferred shares.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses in connection with the registration of the securities covered by this prospectus.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of the series B preferred shares. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), United States Department of Treasury regulations and judicial and administrative authority, all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary is limited to investors who will hold the series B preferred shares as capital assets and does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances. This discussion does not address the tax consequences to investors who are subject to special tax rules, such as banks and other financial institutions, insurance companies, governments and governmental entities, broker-dealers, partnerships and their partners, tax-exempt organizations, investors that will hold the series B preferred shares as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, U.S. expatriates, or U.S. holders that have a functional currency that is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any alternative minimum tax consequences or any state, local or non-U.S. tax consequences. Each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the purchase, ownership, and disposition of the series B preferred shares.

For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of the series B preferred shares and you are for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. You are a “non-U.S. holder” if you are a beneficial owner of the series B preferred shares that is an individual, corporation, estate or trust that is not a U.S. holder.

If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) is a holder of the series B preferred shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding series B preferred shares, you should consult your own tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the series B preferred shares.

U.S. Holders

Distributions on the Series B Preferred Shares. In general, if distributions are made with respect to the series B preferred shares, the distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of our current and accumulated earnings and profits is treated first as a nontaxable return of capital reducing your tax basis in the series B preferred shares. Any amount in excess of your tax basis is treated as capital gain, the tax treatment of which is discussed below under “Sale or Redemption of the Series B Preferred Shares.”

Dividends received by individual holders of the series B preferred shares will generally be subject to a reduced maximum tax rate of 15% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends that are paid to individual stockholders with respect to series B preferred shares that are held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the series B preferred shares become ex-dividend. Furthermore, the rate reduction does not apply to dividends received to the extent that an individual holder elects to treat the dividends as “investment income” for purposes of determining the holder’s limit for the deduction of investment interest under Section 163(d) of the Code. The 15% dividend rate is scheduled to expire December 31, 2012, at which time the rate will revert to ordinary income rates previously in effect and applicable to dividends unless the Code is amended to provide for a different rate. In addition, under the Health Care and Education Reconciliation Act of 2010, dividends received after December 31, 2012 by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. You should consult your own tax advisors regarding the implications of these rules in light of your particular circumstances.

Dividends received by corporate holders of the series B preferred shares may be eligible for a dividends received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including limitations related to “debt financed portfolio stock” under Section 246A of the Code and to the holding period requirements of Section 246 of the Code. In addition, any amount received by a corporate holder that is treated as a dividend may, depending on the circumstances, constitute an “extraordinary dividend” subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in United States Department of Treasury regulations yet to be promulgated). Under Section 1059, a corporate holder that has held shares for two years or less before the dividend announcement date generally must reduce the tax basis of all of the holder’s shares (but not below zero) by the “non-taxed portion” of any “extraordinary dividend” and, if the non-taxed portion exceeds the holder’s tax basis for the shares, must treat any excess as gain from the sale or exchange of the shares in the year the payment is received. Individual holders of series B preferred shares that receive any “extraordinary dividends” that are treated as “qualified dividend income” (as discussed above) will be required to treat any losses on the sale of such series B preferred shares as long-term capital losses to the extent of such dividends. We strongly encourage you to consult your own tax advisor regarding the extent, if any, to which these provisions may apply to you in light of your particular facts and circumstances.

Sale or Redemption of the Series B Preferred Shares. On the sale or exchange of the series B preferred shares to a party other than us, you generally will realize capital gain or loss in an amount equal to the difference between (a) the amount of cash and the fair market value of any property you receive on the sale and (b) your tax basis in the series B preferred shares. We strongly encourage you to consult your own tax advisors regarding applicable rates, holding periods and netting rules for capital gains and losses in light of your particular facts and circumstances. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

On the redemption of series B preferred shares by us, your surrender of the series B preferred shares for the redemption proceeds will be treated either as a payment received upon sale or exchange of the series B preferred shares or as a distribution with respect to all of your equity interests in us. Resolution of this issue will turn on the application of Section 302 of the Code to your individual facts and circumstances.

The redemption will be treated as gain or loss from the sale or exchange of series B preferred shares (as discussed above) if:

•	the redemption is “substantially disproportionate” with respect to you within the meaning of Section 302(b)(2) of the Code;

•	your interest in the series B preferred shares and any other equity interest in us is completely terminated (within the meaning of Section 302(b)(3) of the Code) as a result of such redemption; or

•

the redemption is “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In general, redemption proceeds are “not essentially equivalent to a dividend” if the redemption results in a “meaningful reduction” of your interest in the issuer.

In determining whether any of these tests has been met, you must take into account not only the series B preferred shares and other equity interests in us that you actually own, but also shares and other equity interests that you constructively own within the meaning of Section 318 of the Code.

If none of the above tests giving rise to sale or exchange treatment is satisfied, then a payment made in redemption of the series B preferred shares will be treated as a distribution that is subject to the tax treatment described above under “Distributions on the Series B Preferred Shares.” The amount of the distribution will be equal to the amount of cash and the fair market value of property you receive without any offset for your tax basis in the series B preferred shares. Your tax basis in the redeemed series B preferred shares should be transferred to your remaining series B preferred shares. If, however, you have no remaining series B preferred shares, your basis could be lost.

Any redemption proceeds that are attributable to any declared but unpaid dividends on the series B preferred shares will generally be subject to the rules described above under “U.S. Holders—Distributions on the Series B Preferred Shares.”

We strongly encourage you to consult your own tax advisor regarding: (a) whether a redemption payment will qualify for sale or exchange treatment under Section 302 of the Code or, alternatively, will be characterized as a distribution; and (b) the resulting tax consequences to you in light of your individual facts and circumstances.

Information Reporting and Backup Withholding. Information reporting will generally apply to noncorporate U.S. holders with respect to payments of dividends on the series B preferred shares and to certain payments of proceeds on the sale or other disposition of the series B preferred shares. Certain noncorporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the series B preferred shares and certain payments of proceeds on the sale or other disposition of the series B preferred shares unless the beneficial owner of the series B preferred shares furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service (the “IRS”).

Non-U.S. Holders

Distributions on the Series B Preferred Shares. Distributions treated as dividends as described above under “U.S. Holders—Distributions on the Series B Preferred Shares” paid to a non-U.S. holder of the series B preferred shares will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, distributions that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty or an exemption from withholding for dividends effectively connected to a U.S. trade or business, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Sale or Redemption of the Series B Preferred Shares. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption (except as discussed below) or other disposition of the series B preferred shares except for (i) certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, (ii) gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), (iii) non-U.S. holders that are subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (iv) gain if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in a capacity as a creditor. To the extent that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and a non-U.S. holder was not eligible for a treaty exemption, any gain on the sale of our series B preferred shares would be treated as effectively connected with a trade or business within the United States and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Gain that is treated as effectively connected with a trade or business within the United States will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder was a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected income received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not currently and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

A payment made to a non-U.S. holder in redemption of the series B preferred shares may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under “U.S. Holders—Sale or Redemption of the Series B Preferred Shares,” in which event such payment would be subject to tax as discussed above under “—Distributions on the Series B Preferred Shares.” Prospective investors should consult their own tax advisors to determine the proper tax treatment of any payment received in redemption of the series B preferred shares.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS reporting payments of dividends on the series B preferred shares and the amount of tax, if any, withheld with respect to those payments. Copies of information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the series B preferred shares and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on the series B preferred shares or on the proceeds from a sale or other disposition of the series B preferred shares. Satisfaction of the certification procedures required to claim a reduced rate of withholding under a treaty described above in the section titled “Distributions on the Series B Preferred Shares” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current United States Department of Treasury regulations.

New Legislation Relating to Foreign Accounts

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. The legislation generally imposes a 30% withholding tax on dividends on or gross proceeds from the sale or other disposition of series B preferred shares paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the United States Department of Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation generally imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Under recently issued IRS guidance, these rules generally would apply to payments of dividends on the series B preferred shares made after December 31, 2013, and payments of gross proceeds from a disposition of the series B preferred shares made after December 31, 2014. Prospective investors should consult their tax advisors regarding this legislation.

LEGAL MATTERS

The validity of the series B preferred shares offered hereby will be passed upon for us by Calfee, Halter & Griswold LLP.

EXPERTS

The consolidated financial statements of LNB and its subsidiaries as of December 31, 2011 and 2010 and for the three years ended December 31, 2011 incorporated in this document by reference from LNB’s Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

25,223 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Sandler O’Neill + Partners, L.P.

Co-Managers

CL King & Associates	Guzman & Company	Mischler Financial Group, Inc.

                    , 2012

Part II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee.

SEC Registration Fee	$2,891
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	15,000
Miscellaneous	10,000

Total	$57,891

Item 14.	Indemnification of Directors and Officers.

Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by an Ohio corporation and provides as follows:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5),(6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5),(6) or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

Our directors and officers also may be indemnified by us pursuant to Article VI of LNB’s Amended Code of Regulations, which provides as follows:

SECTION 1. Definitions.

For purposes of this Article, the following words and phrases shall have the meanings designated below:

a. “Claim” means, with respect to any Indemnified Individual, any and all threatened, pending or completed claims, actions, suits or proceedings (whether civil, criminal, administrative, investigative or otherwise and whether under State or Federal law) and any and all appeals related thereto; and

b. “Indemnified Individual” means, subject to Section 8 of this Article, such of the following as the board of directors may determine (by a majority vote of a quorum of disinterested directors): all past, present and future shareholders, directors, officers, employees and other agents of LNB acting in any capacity at the request of or on behalf of LNB; and

c. “Liabilities” means any and all judgments, decrees, fines, investigation costs, penalties, expenses, fees, amounts paid in settlement, costs, losses, expenses (including, but not limited to, attorneys’ fees and court costs), charges, and any other liabilities actually and reasonably incurred by an Indemnified Individual with respect to any Claim, either before or after final disposition of the Claim.

SECTION 2. Indemnification for Third-Party Claims.

To the fullest extent authorized or permitted by law, the shareholders hereby determine that LNB shall indemnify and save harmless any and all Indemnified Individuals from and against all Liabilities arising or resulting from any Claim (other than a Claim by or in the right of LNB), under which the Indemnified Individual is a party or participant because of actions or omissions of LNB or of the Indemnified Individual or of any shareholder, director, officer, employee, agent or other person acting in any capacity at the request of or on behalf of LNB, if such Indemnified Individual has acted in good faith and in a manner the Indemnified Individual reasonably believed to be in and not opposed to the best interests of the LNB and, with respect to any criminal action or proceeding, if the Indemnified Individual had no reasonable cause to believe the Indemnified Individual’s conduct was unlawful; provided, however, that (unless otherwise determined by a majority vote of a quorum of disinterested directors) LNB shall not indemnify or save harmless an Indemnified Individual for such person’s willful misconduct.

SECTION 3. Indemnification for Claims by or in the Right of LNB.

To the fullest extent authorized or permitted by law, the shareholders hereby determine that LNB shall indemnify and save harmless any and all Indemnified Individuals from and against all Liabilities arising or resulting from any Claim by or in the right of LNB, under which the Indemnified Individual is a party or participant because of actions or omissions of LNB or of the Indemnified Individual or of any shareholder, director, officer, employee, agent or other person acting in any capacity at the request of or on behalf of LNB, if the Indemnified Individual acted in good faith and in a manner the Indemnified Individual reasonably believed to be in (or not opposed to) the best interests of LNB; provided, however, that LNB shall not indemnify or save harmless an Indemnified Individual for (i) such person’s adjudicated negligence or misconduct in the performance of the Indemnified Individual’s duty to LNB, or (ii) a violation of Section 1701.95 of the Ohio Revised Code.

SECTION 4. Release from Liability and Contribution.

To the fullest extent authorized or permitted by law, no Indemnified Individual shall be liable to LNB or to any other person and no Claim shall be maintained against any Indemnified Individual by LNB (or, for LNB’s benefit, by any other shareholder) because of any action or omission (except for willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors) of such Indemnified Individual in any capacity at the request of or on behalf of LNB; provided, however, that an Indemnified Individual shall be liable to LNB for the Indemnified Individual’s willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors. To the fullest extent authorized or permitted by law, no Indemnified Individual shall be responsible for or be required to contribute to the payment of any Liabilities incurred by LNB or by any other Indemnified Individual because of the actions or omissions (except for willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors) of any Indemnified Individual serving in any capacity at the request of or on behalf of LNB; provided, however, that an Indemnified Individual shall be liable to LNB and to any other Indemnified Individual for the Indemnified Individual’s willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors.

SECTION 5. Subrogation.

To the extent of any payment by LNB under this Article, LNB: (i) shall be subrogated to all the Indemnified Individual’s rights of recovery from any other person and, as a condition precedent to any indemnification or other rights under this Article, such Indemnified Individual shall execute all reasonable documents and take all reasonable actions requested by LNB to implement LNB’s right of subrogation, and (ii) hereby waives any right of subrogation against or contribution from an Indemnified Individual.

SECTION 6. Insurance and Similar Protection.

Whether or not the indemnification, release and other provisions of Section 2, Section 3 or Section 4 of this Article apply, LNB may purchase and maintain insurance upon and/or furnish similar protection (including, but not limited to: trust funds, letters of credit and self-insurance) for any Indemnified Individual to cover any Liabilities such Indemnified Individual might incur from the exercise of the Indemnified Individual’s duties for LNB or from such Indemnified Individual’s capacity as an agent or representative of LNB.

SECTION 7. Other Rights.

The provisions of this Article shall be in addition to and shall not exclude or limit any rights or benefits to which any Indemnified Individual is or may be otherwise entitled: (a) as a matter of law or statute; (b) by the LNB’s Second Amended Articles of Incorporation, Amended Code of Regulations or any bylaws; (c) by any agreement; (d) by the vote of shareholders or directors; or (e) otherwise.

SECTION 8. Conditions and Limitations.

a. As a condition precedent to the indemnification, release and/or performance of any other obligation of the LNB under this Article, the Indemnified Individual must first: (1) promptly notify the President or Corporate Secretary of LNB of any actual or potential Claim; and (2) authorize and permit LNB, in its sole discretion, to choose any legal counsel to defend and otherwise handle the Claim and all proceedings and matters related thereto (including, but not limited to, any counter-claims, cross-claims and defenses); and (3) permit LNB to assume total, complete and exclusive control of the Claim and all proceedings and matters related thereto (including, but not limited to, any counter-claims, cross-claims and defenses); and (4) in all respects, cooperate with LNB and its counsel in the defense of the Claim and in the prosecution of any counter-claims, cross-claims and defenses.

b. At LNB’s option, LNB’s obligations under this Article may cease and terminate (without notice or demand): (i) if the Indemnified Individual is an employee of LNB, upon termination of the Indemnified Individual’s employment with LNB, or (ii) if the Indemnified Individual is a director or officer, upon removal of such director or officer for cause (as determined by the board of directors) in accordance with the Amended Code of Regulations.

LNB has entered into employment agreements with certain of its officers which provide for indemnification for matters relating to such officer’s good faith actions or omissions arising from the performance of such officer’s duties thereunder. Indemnification pursuant to such agreements is conditioned upon such officer (a) notifying LNB of any actual or potential claims, (b) authorizing and permitting LNB, in its sole discretion, to choose any legal counsel to defend or otherwise handle the claims and all proceedings and matters relating thereto, (c) permitting LNB to assume total, complete and exclusive control of the claims and all proceedings and matters relating thereto and (d) cooperating in all respects with LNB in handling the claims and all proceedings and matters related thereto.

LNB carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 15.	Recent Sales of Unregistered Securities.

On August 4, 2010, LNB entered into a privately-negotiated agreement (the “Exchange Agreement”) with EJF Debt Opportunities Master Fund, LP and LAM Financial Holdings LTD, LLP (the “Sellers”) to purchase $2.125 million aggregate principal amount of trust originated floating rate preferred securities (the “Floating Rate Trust Securities”) issued by LNB Trust I, an affiliated Delaware trust (“LNB Trust I”), and $2.125 million aggregate principal amount of trust originated fixed rate preferred securities (the “Fixed Rate Trust Securities” and together with the Floating Rate Trust Securities, the “Trust Securities”) issued by LNB Trust II, an affiliated Delaware trust (“LNB Trust II”), held by the Sellers. The purchase price of the Trust Securities equaled 48% of the face amount of the Trust Securities and was paid for in 462,234 common shares of the Company. This amount was determined based on the greater of the average of the dollar volume-weighted average prices per share of the common shares for each of the five consecutive trading days ending on and including the second trading day immediately preceding the date of purchase and 90% of the market price of the common shares (as defined in the Exchange Agreement) on the trading day immediately preceding the date of purchase. The Company also delivered cash to the Sellers in an amount equal to the accrued and unpaid distributions due on the Trust Securities.

The issuance of the common shares to the Sellers in exchange for the Trust Securities made by the Company under the Exchange Agreement was made pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) thereunder on the basis that the transaction constituted an exchange with an existing holder of the Company’s securities and no commission or other remuneration outside the consideration under the Exchange Agreement was paid or given directly or indirectly to any party for soliciting such exchange.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Number	Description of Exhibits

1.1**	Form of Underwriting Agreement.

3.1	LNB Bancorp, Inc. Second Amended Articles of Incorporation. Incorporated by reference herein from Exhibit 3(a) of the Company’s Form 10-K for the fiscal year ended December 31, 2005.

3.2	Certificate of Amendment to the Amended Articles of Incorporation, filed with the Ohio Secretary of State on December 11, 2008. Incorporated by reference herein from Exhibit 3.1 of the Company’s Form 8-K filed on December 17, 2008.

3.3	Certificate of Amendment to Amended Articles of Incorporation, filed with the Ohio Secretary of State on October 25, 2010. Incorporated by reference herein from Exhibit 3.1 of the Company’s Form 8-K filed on October 25, 2010.

3.4	LNB Bancorp, Inc. Amended Code of Regulations. Incorporated by reference herein from Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed March 16, 2007.

4.1	Rights Agreement between LNB Bancorp, Inc. and Registrar and Transfer Company, as rights agent, dated October 25, 2010, including the Form of Right Certificate and the Summary of Rights to Purchase Preferred Shares. Incorporated by reference herein from Exhibit 4.1 of the Company’s Form 8-K filed on October 25, 2010.

4.2	Indenture, dated as of May 9, 2007, by and between LNB Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to floating rate Junior Subordinated Debt Securities Due June 15, 2037. Incorporated by reference herein from Exhibit 4.1 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

Exhibit Number	Description of Exhibits

4.3	Indenture, dated as of May 9, 2007, by and between LNB Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to fixed rate Junior Subordinated Debt Securities Due June 15, 2037. Incorporated by reference herein from Exhibit 4.2 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

4.4	Amended and Restated Declaration of Trust of LNB Trust I, dated as of May 9, 2007. Incorporated by reference herein from Exhibit 4.3 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

4.5	Amended and Restated Declaration of Trust of LNB Trust II, dated as of May 9, 2007. Incorporated by reference herein from Exhibit 4.4 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

4.6	Amendment No. 1 to Amended and Restated Declaration of Trust of LNB Trust I, dated as of August 4, 2010. Incorporated by reference herein from Exhibit 99.2 of the Company’s Form 8-K filed on August 6, 2010.

4.7	First Supplemental Indenture, dated as of August 4, 2010, between the Company and Wells Fargo Bank, National Association. Incorporated by reference herein from Exhibit 99.3 of the Company’s Form 8-K filed on August 6, 2010.

4.8	Amendment No. 1 to Amended and Restated Declaration of Trust of LNB Trust II, dated as of August 4, 2010. Incorporated by reference herein from Exhibit 99.4 of the Company’s Form 8-K filed on August 6, 2010.

4.9	First Supplemental Indenture, dated as of August 4, 2010, between the Company and Wells Fargo Bank, National Association. Incorporated by reference herein from Exhibit 99.5 of the Company’s Form 8-K filed on August 6, 2010.

4.10	Form of Warrant for Purchase of Shares of Common Stock. Incorporated by reference herein from Exhibit 4.1 of the Company’s Form 8-K filed on December 17, 2008.

5.1**	Opinion of Calfee, Halter & Griswold LLP.

10.1*	Form of Stock Appreciation Rights Agreement. Incorporated by reference herein from Exhibit 10.1 to the Company’s Form 8-K filed January 25, 2006.

10.2*	LNB Bancorp, Inc. Stock Appreciation Rights Plan, as restated. Incorporated by reference herein from Exhibit 10.2 of the Company’s Form 8-K filed on December 18, 2009.

10.3*	Stock Option Agreement, effective as of June 27, 2005, between the Company and Frank A. Soltis. Incorporated by reference herein from Exhibit 10.2 to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2005.

10.4*	Employment Agreement by and between Daniel E. Klimas and LNB Bancorp, Inc. dated January 28, 2005. Incorporated by reference herein from Exhibit 10(a) to the Company’s Form 10-K for the fiscal year ended December 31, 2004.

10.5*	Amendment to Employment Agreement by and between Daniel E. Klimas and LNB Bancorp, Inc., dated as of July 16, 2008. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on July 18, 2008.

10.6*	Amendment to Employment Agreement by and between Daniel E. Klimas and LNB Bancorp, Inc., dated as of December 12, 2008. Incorporated by reference herein from Exhibit 10(f) to the Company’s Form 10-K for the fiscal year ended December 31, 2008.

Exhibit Number	Description of Exhibits

10.7*	Amendment to Employment Agreement by and between Daniel E. Klimas and LNB Bancorp, Inc., dated as of December 15, 2009. Incorporated by reference herein from Exhibit 10.3 of the Company’s Form 8-K filed on December 18, 2009.

10.8	The Lorain National Bank Retirement Pension Plan amended and restated effective December 31, 2002, dated November 19, 2002. Incorporated by reference herein from Exhibit 10 to the Company’s Form 10-K for the fiscal year ended December 31, 2002.

10.9	Lorain National Bank Group Term Carve Out Plan dated August 7, 2002. Incorporated by reference herein from Exhibit 10(a) to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2002.

10.10	Supplemental Retirement Benefits Agreement by and between Gary C. Smith and LNB Bancorp, Inc., and The Lorain National Bank dated December 15, 2000. Incorporated by reference herein from Exhibit 10(n) of the Company’s Form 10-K for the fiscal year ended December 31, 2005.

10.11	Amendment to Supplemental Retirement Benefits Agreement by and between Gary C. Smith and LNB Bancorp, Inc., and The Lorain National Bank dated October 6, 2003. Incorporated by reference herein from Exhibit (10a) to the Company’s Form 10-K for the fiscal year ended December 31, 2003.

10.12	Supplemental Retirement Agreement by and between Gregory D. Friedman and LNB Bancorp, Inc. and The Lorain National Bank dated December 22, 2000. Incorporated by reference herein from Exhibit 10(p) of the Company’s Form 10-K for the fiscal year ended December 31, 2005.

10.13	Agreement To Join In The Filing of Consolidated Federal Income Tax Returns between LNB Bancorp, Inc. and The Lorain National Bank dated February 27, 2004. Incorporated by reference herein from Exhibit 10(w) of the Company’s Form 10-K for the fiscal year ended December 31, 2005.

10.14*	LNB Bancorp, Inc. 2006 Stock Incentive Plan, as restated. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on December 18, 2009.

10.15	Guarantee Agreement, dated as of May 9, 2007, by and between LNB Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to securities of LNB Trust I. Incorporated by reference herein from Exhibit 10. 1 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

10.16	Guarantee Agreement, dated as of May 9, 2007, by and between LNB Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to securities of LNB Trust II. Incorporated by reference herein from Exhibit 10.2 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

10.17*	Form of Nonqualified Stock Option Agreement under the LNB Bancorp, Inc. 2006 Stock Incentive Plan. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed February 6, 2008.

10.18	Letter Agreement, dated December 12, 2008, between the Company and the U.S. Treasury, which includes the Securities Purchase Agreement — Standard Terms attached thereto, with respect to the issuance and sale of the Series B Preferred Stock and Warrant. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on December 17, 2008.

10.19*	2009 Management Incentive Plan for Key Executives, as restated. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on November 10, 2009.

10.20*	Form of Restricted Stock Agreement under the LNB Bancorp, Inc. 2006 Stock Incentive Plan. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed February 25, 2010.

Exhibit Number	Description of Exhibits

10.21	Exchange Agreement, dated as of August 4, 2010. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on August 6, 2010.

12.1**	Statement regarding computation of earnings to fixed charges and preferred stock dividends.

21.1	Subsidiaries of LNB Bancorp, Inc. Incorporated by reference herein from Exhibit 21.1 of the Company’s Form 10-K for the fiscal year ended December 31, 2011.

23.1***	Consent of Plante & Moran, PLLC.

23.2**	Consent of Calfee, Halter & Griswold LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1**	Power of Attorney (included on signature page).

*	Management contract, compensatory plan or arrangement
**	Previously filed.
***	Filed herewith.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lorain, State of Ohio, on June 11, 2012.

LNB BANCORP, INC.

By:	/s/ Daniel E. Klimas
Name:	Daniel E. Klimas
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Daniel E. Klimas Daniel E. Klimas	President, Chief Executive Officer and Director (Principal Executive Officer)	June 11, 2012

/s/ Gary J. Elek Gary J. Elek	Chief Financial Officer (Principal Financial and Accounting Officer)	June 11, 2012

* James R. Herrick	Chairman and Director	June 11, 2012

* Terry D. Goode	Vice Chairman and Director	June 11, 2012

* Robert M. Campana	Director	June 11, 2012

* J.Martin Erbaugh	Director	June 11, 2012

* Lee C. Howley	Director	June 11, 2012

* Daniel G. Merkel	Director	June 11, 2012

* Thomas P. Perciak	Director	June 11, 2012

* Jeffrey F. Riddell	Director	June 11, 2012

Signature	Title	Date

John W. Schaeffer, M.D.	Director	June 11, 2012

* Donald F. Zwilling	Director	June 11, 2012

*By:	/s/ Daniel E. Klimas
Daniel E. Klimas As: Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

1.1**	Form of Underwriting Agreement.

3.1	LNB Bancorp, Inc. Second Amended Articles of Incorporation. Incorporated by reference herein from Exhibit 3(a) of the Company’s Form 10-K for the fiscal year ended December 31, 2005.

3.2	Certificate of Amendment to the Amended Articles of Incorporation, filed with the Ohio Secretary of State on December 11, 2008. Incorporated by reference herein from Exhibit 3.1 of the Company’s Form 8-K filed on December 17, 2008.

3.3	Certificate of Amendment to Amended Articles of Incorporation, filed with the Ohio Secretary of State on October 25, 2010. Incorporated by reference herein from Exhibit 3.1 of the Company’s Form 8-K filed on October 25, 2010.

3.4	LNB Bancorp, Inc. Amended Code of Regulations. Incorporated by reference herein from Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed March 16, 2007.

4.1	Rights Agreement between LNB Bancorp, Inc. and Registrar and Transfer Company, as rights agent, dated October 25, 2010, including the Form of Right Certificate and the Summary of Rights to Purchase Preferred Shares. Incorporated by reference herein from Exhibit 4.1 of the Company’s Form 8-K filed on October 25, 2010.

4.2	Indenture, dated as of May 9, 2007, by and between LNB Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to floating rate Junior Subordinated Debt Securities Due June 15, 2037. Incorporated by reference herein from Exhibit 4.1 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

4.3	Indenture, dated as of May 9, 2007, by and between LNB Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to fixed rate Junior Subordinated Debt Securities Due June 15, 2037. Incorporated by reference herein from Exhibit 4.2 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

4.4	Amended and Restated Declaration of Trust of LNB Trust I, dated as of May 9, 2007. Incorporated by reference herein from Exhibit 4.3 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

4.5	Amended and Restated Declaration of Trust of LNB Trust II, dated as of May 9, 2007. Incorporated by reference herein from Exhibit 4.4 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

4.6	Amendment No. 1 to Amended and Restated Declaration of Trust of LNB Trust I, dated as of August 4, 2010. Incorporated by reference herein from Exhibit 99.2 of the Company’s Form 8-K filed on August 6, 2010.

4.7	First Supplemental Indenture, dated as of August 4, 2010, between the Company and Wells Fargo Bank, National Association. Incorporated by reference herein from Exhibit 99.3 of the Company’s Form 8-K filed on August 6, 2010.

4.8	Amendment No. 1 to Amended and Restated Declaration of Trust of LNB Trust II, dated as of August 4, 2010. Incorporated by reference herein from Exhibit 99.4 of the Company’s Form 8-K filed on August 6, 2010.

4.9	First Supplemental Indenture, dated as of August 4, 2010, between the Company and Wells Fargo Bank, National Association. Incorporated by reference herein from Exhibit 99.5 of the Company’s Form 8-K filed on August 6, 2010.

4.10	Form of Warrant for Purchase of Shares of Common Stock. Incorporated by reference herein from Exhibit 4.1 of the Company’s Form 8-K filed on December 17, 2008.

Exhibit Number	Description of Exhibits

5.1**	Opinion of Calfee, Halter & Griswold LLP.

10.1*	Form of Stock Appreciation Rights Agreement. Incorporated by reference herein from Exhibit 10.1 to the Company’s Form 8-K filed January 25, 2006.

10.2*	LNB Bancorp, Inc. Stock Appreciation Rights Plan, as restated. Incorporated by reference herein from Exhibit 10.2 of the Company’s Form 8-K filed on December 18, 2009.

10.3*	Stock Option Agreement, effective as of June 27, 2005, between the Company and Frank A. Soltis. Incorporated by reference herein from Exhibit 10.2 to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2005.

10.4*	Employment Agreement by and between Daniel E. Klimas and LNB Bancorp, Inc. dated January 28, 2005. Incorporated by reference herein from Exhibit 10(a) to the Company’s Form 10-K for the fiscal year ended December 31, 2004.

10.5*	Amendment to Employment Agreement by and between Daniel E. Klimas and LNB Bancorp, Inc., dated as of July 16, 2008. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on July 18, 2008.

10.6*	Amendment to Employment Agreement by and between Daniel E. Klimas and LNB Bancorp, Inc., dated as of December 12, 2008. Incorporated by reference herein from Exhibit 10(f) to the Company’s Form 10-K for the fiscal year ended December 31, 2008.

10.7*	Amendment to Employment Agreement by and between Daniel E. Klimas and LNB Bancorp, Inc., dated as of December 15, 2009. Incorporated by reference herein from Exhibit 10.3 of the Company’s Form 8-K filed on December 18, 2009.

10.8	The Lorain National Bank Retirement Pension Plan amended and restated effective December 31, 2002, dated November 19, 2002. Incorporated by reference herein from Exhibit 10 to the Company’s Form 10-K for the fiscal year ended December 31, 2002.

10.9	Lorain National Bank Group Term Carve Out Plan dated August 7, 2002. Incorporated by reference herein from Exhibit 10(a) to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2002.

10.10	Supplemental Retirement Benefits Agreement by and between Gary C. Smith and LNB Bancorp, Inc., and The Lorain National Bank dated December 15, 2000. Incorporated by reference herein from Exhibit 10(n) of the Company’s Form 10-K for the fiscal year ended December 31, 2005.

10.11	Amendment to Supplemental Retirement Benefits Agreement by and between Gary C. Smith and LNB Bancorp, Inc., and The Lorain National Bank dated October 6, 2003. Incorporated by reference herein from Exhibit (10a) to the Company’s Form 10-K for the fiscal year ended December 31, 2003.

10.12	Supplemental Retirement Agreement by and between Gregory D. Friedman and LNB Bancorp, Inc. and The Lorain National Bank dated December 22, 2000. Incorporated by reference herein from Exhibit 10(p) of the Company’s Form 10-K for the fiscal year ended December 31, 2005.

10.13	Agreement To Join In The Filing of Consolidated Federal Income Tax Returns between LNB Bancorp, Inc. and The Lorain National Bank dated February 27, 2004. Incorporated by reference herein from Exhibit 10(w) of the Company’s Form 10-K for the fiscal year ended December 31, 2005.

10.14*	LNB Bancorp, Inc. 2006 Stock Incentive Plan, as restated. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on December 18, 2009.

Exhibit Number	Description of Exhibits

10.15	Guarantee Agreement, dated as of May 9, 2007, by and between LNB Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to securities of LNB Trust I. Incorporated by reference herein from Exhibit 10. 1 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

10.16	Guarantee Agreement, dated as of May 9, 2007, by and between LNB Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to securities of LNB Trust II. Incorporated by reference herein from Exhibit 10.2 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

10.17*	Form of Nonqualified Stock Option Agreement under the LNB Bancorp, Inc. 2006 Stock Incentive Plan. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed February 6, 2008.

10.18	Letter Agreement, dated December 12, 2008, between the Company and the U.S. Treasury, which includes the Securities Purchase Agreement — Standard Terms attached thereto, with respect to the issuance and sale of the Series B Preferred Stock and Warrant. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on December 17, 2008.

10.19*	2009 Management Incentive Plan for Key Executives, as restated. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on November 10, 2009.

10.20*	Form of Restricted Stock Agreement under the LNB Bancorp, Inc. 2006 Stock Incentive Plan. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed February 25, 2010.

10.21	Exchange Agreement, dated as of August 4, 2010. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on August 6, 2010.

12.1**	Statement regarding computation of earnings to fixed charges and preferred stock dividends.

21.1	Subsidiaries of LNB Bancorp, Inc. Incorporated by reference herein from Exhibit 21.1 of the Company’s Form 10-K for the fiscal year ended December 31, 2011.

23.1***	Consent of Plante & Moran, PLLC.

23.2**	Consent of Calfee, Halter & Griswold LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1**	Power of Attorney (included on signature page).

*	Management contract, compensatory plan or arrangement
**	Previously filed.
***	Filed herewith.